SCHEDULE 14A INFORMATION
(Amendment No. 2)
Proxy Statement Pursuant to Section 14(A) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Chaparral Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share

	(2)	Aggregate number of securities to which transaction applies:

15,283,801 shares of Common Stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #5 for Fiscal Year 2006 issued by the Securities and Exchange Commission on November 23, 2005, the amount of the filing fee was determined by multiplying $0.000107 by the transaction value. The transaction value was determined by multiplying 15,283,801 shares of common stock, par value $0.0001 per share, of Chaparral Resources, Inc. by $5.80 per share. The number of shares of common stock is equal to the total number of outstanding shares of common stock of Chaparral Resources, Inc. entitled to receive the merger consideration.

	(4)	Proposed maximum aggregate value of transaction:

$88,646,045.80

	(5)	Total fee paid:

$9,485.13

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CHAPARRAL

CHAPARRAL RESOURCES, INC.
2 Gannett Drive, Suite 418
White Plains, New York 10604

Amendment to Proxy Statement dated August 25, 2006, as Amended August 29, 2006

Dear Chaparral Stockholders:

As you know, we plan to hold a special meeting of our stockholders on September 29, 2006, at 10:00 a.m. local time at the Radisson Edwardian Hampshire Hotel, 31-36 Leicester Square, London, England to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated March 13, 2006, among Chaparral, LUKOIL Overseas Holding Ltd. and NRL Acquisition Corp., and approve the merger between Chaparral and NRL Acquisition pursuant to the terms of the merger agreement. If our stockholders adopt the merger agreement, NRL Acquisition will merge with and into Chaparral and each issued and outstanding share of our common stock (other than shares held by LUKOIL or its affiliates and any shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $5.80 in cash, without interest and less any applicable withholding taxes. As a result of the merger, we will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of LUKOIL.

Attached is an amendment (“Amendment”) to the definitive proxy statement of Chaparral dated August 25, 2006, as previously amended on August 29, 2006, which was previously mailed to our stockholders on or about August 30, 2006, pursuant to which our board of directors will be soliciting proxies from our stockholders in connection with the special meeting of stockholders to be held on September 29, 2006. The information contained in this Amendment should be read in conjunction with the definitive proxy statement, as amended, which was mailed to our stockholders on or about August 30, 2006. If you would like another copy of the definitive proxy statement, you may obtain one free of charge by calling our proxy solicitor, Georgeson Shareholder Communications, toll free at 1-866-800-7519 or by calling us at 1-866-559-3822.

Sincerely,
Boris Zilbermints
Chief Executive Officer
September 6, 2006

CHAPARRAL RESOURCES, INC.

This document amends, and should be read in conjunction with, the proxy statement of Chaparral Resources, Inc. dated August 25, 2006, as amended on August 29, 2006, which was previously mailed to our stockholders on or about August 30, 2006. The purpose of this amendment is to:

•	replace the First Amended Consolidated Complaint In re: Chaparral Resources, Inc. Shareholders Litigation attached as Exhibit H to the proxy statement with the Second Amended Consolidated Complaint In re: Chaparral Resources, Inc. Shareholders Litigation, and update the Table of Contents on page iii of the proxy statement to refer to the Second Amended Consolidated Complaint;

•	update the disclosure regarding litigation relating to the merger (1) under the heading “SUMMARY — Litigation Related to the Merger” on page 7 of the proxy statement, (2) in the first two full paragraphs on page 18 of the proxy statement, which fall under the heading “SPECIAL FACTORS — Background of the Merger” and (3) under the heading “THE MERGER — Litigation Relating to the Merger” beginning on page 53 of the proxy statement; and

•	correct errors under the column heading “As of and for the Six Months Ended June 30, 2006” under the section heading “CHAPARRAL RESOURCES, INC. SELECTED HISTORICAL FINANCIAL DATA” on page 44 of the proxy statement.

The amended sections of the proxy statement are set forth below and replace such disclosure in the definitive proxy statement dated August 25, 2006, as amended on August 29, 2006, in its entirety. All other sections of the definitive proxy statement remain otherwise unmodified.

TABLE OF CONTENTS (page iii)

Exhibit H:	Second Amended Consolidated Complaint In re: Chaparral Resources, Inc. Shareholders Litigation

SUMMARY — Litigation Related to the Merger (page 7)

Following our announcement of the merger agreement on March 13, 2006, three separate complaints were filed in the Delaware Court of Chancery and one complaint was filed in the Supreme Court of the State of New York, to commence class action lawsuits on behalf of our stockholders against LUKOIL, Chaparral and our board of directors. The Delaware cases were consolidated on March 31, 2006. The Delaware plaintiffs filed a consolidated amended complaint on July 3, 2006. On July 26, 2006, the defendants filed their respective answers to this consolidated amended complaint. On August 30, 2006, the plaintiffs in the Delaware action filed a motion for leave to amend in order to file a second amended consolidated complaint, which incorporates additional allegations and joins NRL Acquisition Corp. as a defendant. On the same date the plaintiffs filed a motion for a preliminary injunction requesting that the Delaware Court of Chancery enjoin the defendants from the taking of the vote on the merger. A hearing on the Delaware plaintiffs’ motion for a preliminary injunction has been scheduled on September 22, 2006. Parties to the New York case have now agreed that defendants have until September 30, 2006 to respond to that suit.

SPECIAL FACTORS — Background of the Merger (first two paragraphs on page 18)

The Delaware cases were consolidated on March 31, 2006. The Delaware plaintiffs filed a consolidated amended complaint on July 3, 2006, and on July 26, 2006, the defendants filed their respective answers to this consolidated amended complaint. On August 30, 2006, the Delaware plaintiffs filed a motion for leave to amend in order to file a second amended consolidated complaint, which incorporates additional allegations and joins NRL Acquisition Corp. as a defendant. On the same date the plaintiffs filed a motion for a preliminary injunction requesting that the Delaware Court of Chancery enjoin the defendants from the taking of the vote on the merger. A hearing on the Delaware plaintiffs’ motion for a preliminary injunction has been scheduled on September 22, 2006. In addition to the allegations previously alleged in the first consolidated amended complaint, the second amended complaint asserts that the definitive proxy statement did not disclose or falsely characterized numerous additional matters relating to the timing of the merger proposal, Lukoil’s purported plans to increase production, the Special Committee process and its negotiations, the timing of our public announcements, and our expected production, cash flows, and net income. Plaintiffs’ second amended consolidated complaint, which has been marked to show changes from the plaintiffs’ first amended consolidated complaint, is attached to this proxy statement as Exhibit H and is incorporated herein by reference. While the special committee denies the substantive allegations contained in the second amended complaint and believes the claims asserted are baseless, all shareholders are encouraged to read the complaint in its entirety to apprise themselves of the complaints made by the plaintiffs, which they purport to bring on behalf of themselves and our other minority shareholders. Parties to the New York case have agreed that defendants have until September 30, 2006 to respond to that suit.

THE MERGER — Litigation Relating to the Merger (pages 53-54)

The day following the issuance of the press release announcing the execution of the merger agreement, the first of three purported class action suits was filed in the Court of Chancery of the State of Delaware. Shortly thereafter, a purported class action suit was filed in the Supreme Court of the State of New York against Chaparral, members of our board of directors, and LUKOIL. The complaints generally allege that our directors, Chaparral and LUKOIL breached their fiduciary duties to our stockholders in connection with the merger, and that the merger consideration offered by LUKOIL is inadequate. These suits generally seek to enjoin the merger or, in the alternative, recover damages in an unspecified amount and rescission in the event of a merger.

The Delaware cases were consolidated on March 31, 2006. The Delaware plaintiffs filed a consolidated amended complaint on July 3, 2006, and on July 26, 2006, the defendants filed their respective answers to this consolidated amended complaint. On August 30, 2006, the Delaware plaintiffs filed a motion for leave to amend in order to file a second amended consolidated complaint, which incorporates additional allegations and joins NRL Acquisition Corp. as a defendant. On the same date the plaintiffs filed a motion for a preliminary injunction requesting that the Delaware Court of Chancery enjoin the defendants from the taking of the vote on the merger. A hearing on the Delaware plaintiffs’ motion for a preliminary injunction has been scheduled on September 22, 2006. In addition to the allegations previously alleged in the first consolidated amended complaint, the second amended complaint asserts that the definitive proxy statement did not disclose or falsely characterized numerous additional matters relating to the timing of the merger proposal, Lukoil’s purported plans to increase production, the Special Committee process and its negotiations, the timing of our public announcements, and our expected production, cash flows, and net income. Plaintiffs’ second amended consolidated complaint, which has been marked to show changes from the plaintiffs’ first amended consolidated complaint, is attached to this proxy statement as Exhibit H and is incorporated herein by reference. While the special committee denies the substantive allegations contained in the second amended complaint and believes the asserted claims are baseless, all shareholders are encouraged to read the complaint in its entirety to apprise themselves of the complaints made by the plaintiffs, which they purport to bring on behalf of themselves and our other minority shareholders. Parties to the New York case have agreed that defendants have until September 30, 2006 to respond to that suit.

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CHAPARRAL RESOURCES, INC. SELECTED HISTORICAL FINANCIAL DATA (page 44)

CHAPARRAL RESOURCES, INC. SELECTED HISTORICAL FINANCIAL DATA

Our selected historical financial data presented below as of and for the five fiscal years ended December 31, 2005 are derived from the audited consolidated financial statements of Chaparral and its subsidiaries. Our selected historical financial data presented below as of and for the six months ended June 30, 2006 are derived from the unaudited consolidated financial statements of Chaparral and its subsidiaries. The following selected historical financial data should be read in conjunction with our most recent Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference in and attached as Exhibit E and Exhibit F to, this proxy statement, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which is incorporated by reference in and attached as Exhibit G to, this proxy statement.

	As of or for the Year Ended December 31,
	As of and
	for the
	Six Months
	Ended
	June 30,
	2006	2005	2004	2003	2002(1)	2001
	$000 (except where stated)

Oil and gas sales	$114,756	$150,584	$78,451	$57,615	$45,133	$—
Total revenues	114,756	150,584	78,451	57,615	45,133	—
Equity in income from investment	—	—	—	—	—	4,616
Net income/(loss)	20,989	30,817	8,522	2,061	4,117	(16,215)
Net income/(loss) per common share ($)	0.55	0.81	0.22	0.05	0.14	(1.16)
Working capital surplus/(deficit)	34,930	11,358	(23,474)	(12,487)	(2,366)	(39,357)
Total assets	185,533	168,792	123,703	98,668	87,308	69,037
Long-term obligations and redeemable preferred stock	51,943	43,578	28,888	30,470	29,542	3,900
Stockholders’ equity	106,498	85,509	54,692	46,170	44,109	25,361
Other Data(2)
Present value of proved reserves(3)		555,002	204,585	167,182	128,739	40,344
Minority interest present value of proved reserves		222,001	81,834	66,873	51,496	—
Proved oil reserves (bbls)		45,331	40,594	25,616	21,855	14,961
Minority interest of proved oil reserves (bbls)		18,132	16,238	10,246	8,742	—
Proved gas reserves (mcf)	—	—	—	—	—	—

(1)	In 2002, we obtained a controlling interest in ZAO Karakudukmunay. Consequently, our financial statements have been consolidated with ZAO Karakudukmunay on a retroactive basis to January 1, 2002. We accounted for our 50% investment in ZAO Karakudukmunay using the equity method of accounting, which is reflected in our selected financial data for periods before 2002.

(2)	No independent reserves study has been conducted as of June 30, 2006.

(3)	Present value of proved reserves for the years before 2002 represent our 50% equity interest in ZAO Karakudukmunay. Present value of proved reserves for the years 2002 and after are presented at 100%. Discount rate applied was 10%.

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EXHIBIT H

See Exhibit A to this Amendment No. 2 to the Definitive Proxy Statement on Schedule 14A, attached hereto.

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EXHIBIT A

Exhibit H

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
▲IN AND FOR NEW CASTLE COUNTY

X
IN RE: CHAPARRAL RESOUCES, INC.	:	Consolidated
SHAREHOLDERS LITIGATION	:	C.A. No. 2001-N
	X	FILED UNDER SEAL

▲SECOND AMENDED CONSOLIDATED COMPLAINT

Plaintiffs Peter K. Bommer, Peter K. Bommer IRA, ARC 1, Inc., Rolf Henel, Emilia Henel, Rolf Henel IRA, William Velmer, S A Advisory, William Velmer IRA, Matthew W. Benton, William M. Hannan, III, David Curtis Glebe, Thomas B. Garber, Mark Rocconi, Ana Belloso Canto, Steven ▲L. Mears, Robert Kelly, Robert J. Feeney and George S. Brody, by their undersigned counsel, hereby allege, based on information and belief, including information obtained in document discovery, as follows:

Introduction

1. This case challenges a pending cash-out merger (the “Merger”) of the public stockholders of Chaparral Resources, Inc. (“Chaparral” or the “Company”) by its indirect majority stockholder, Lukoil Overseas Holding Ltd. (“Lukoil”). Chaparral is an independent oil and gas development and production company, which, through subsidiaries, owns a 60% interest in an entity that holds a governmental license to develop the Karakuduk Field (the “Field”), a 16,900-acre oil field in the Republic of Kazakhstan. Lukoil is a subsidiary of OAO Lukoil, the world’s second-largest private oil company by proven hydrocarbon reserves, after ExxonMobil. OAO Lukoil dominates Russia’s energy sector. Through Lukoil, it also owns 60% of Chaparral, owns the 40% interest in the Field not owned by Chaparral, and operates at least six other hydrocarbon production projects in Kazakhstan, as well as four Kazakhstan exploration projects.

2. When Lukoil made a surprise public announcement in October 2005 that it was buying control of Chaparral’s majority stockholder at a below-market price, the Board of Directors of Chaparral created a fully empowered special committee charged with protecting the interests of Chaparral’s minority stockholders. The members of the special committee did not ▲fulfill their mandate. Not only did they take no active steps to protect the minority stockholders, they willfully participated in a transparent scheme by Lukoil to negotiate an unfairly priced cash-out merger while simultaneously acting to depress Chaparral’s stock price artificially.

▲3. ▲Upon acquiring control of Chaparral’s majority stockholder in December 2005, Lukoil ▲embarked on a plan to accelerate drilling and maximize production at the Field without sharing▲ the ▲expected ▲profits ▲from ▲that accelerated drilling program with the public stockholders. Lukoil allowed a renewable contract with the operator of the sole drilling rig on the Field to expire, while it explored leasing two drilling rigs and doubling planned drilling in 2006. (See Exhibit A hereto). Using multiple drilling rigs, Lukoil now plans to drill and commission 148 wells on the Field between 2006 and 2010. (See Exhibit B hereto). Yet Chaparral has falsely and repeatedly told the public in its Form 10-K and Form 10-Qs filed this year that only “approximately 60” wells are expected to be drilled between 2006 and 2010. The financial advisor that issued the fairness opinion for the Merger relied on a reserve consultant’s report that incorrectly projected that only 67 additional wells would be drilled at the Field. (See Exhibit C hereto). It was not until after the definitive proxy statement for the Merger was filed that Chaparral produced in this litigation a Lukoil-drafted plan, budget and investment program for 2007-08 showing the staggering, undisclosed cash flows that the Field is expected to generate as a consequence of Lukoil’s undisclosed plan to accelerate drilling and expand production. (See Exhibit D hereto).

4. At the first Chaparral board meeting that included the Lukoil designees, on January 19, 2006, the Lukoil designees hid their plan to accelerate production and made two stunning announcements: the contract with the operator of Chaparral’s sole drilling rig had lapsed at year-end and was not being renewed, and ukoil was interested in buying out the public shareholders of Chaparral in a price range well below the then-market price.

5. The members of the special committee conducted no investigation to learn the documented facts of what precipitated the loss of the drilling rig. Even though they were told that Lukoil expected two drilling rigs to soon be available to pick up the slack for 2006, they signed off on a press release that conveyed only negative information. Chaparral’s stock price dropped 23.77% on the news of the lost drilling rig, prompting one special committee member to write to the other that the press release “has had the effect desired by Lukoil.” Numerous shares voiced suspicions that Lukoil was engineering a low-ball acquisition.

6. Nevertheless the special committee acted as Lukoil’s acquisition facilitators:

•	▲The chairman of the special committee, Peter Dilling, pursued a strategy of facilitating discussions between Lukoil and Chaparral’s two largest public holders, even though those two stockholders had no access to material non-public information known to the special committee, and any willingness on their part to accept a given price for their illiquid blocks would impair the special committee’s ability to negotiate for all minority stockholders.

•	The special committee decided to use a law firm that they knew does major work for a Lukoil subsidiary and has a strong interest in performing additional transactional work for Lukoil and its affiliates throughout the former Soviet Union.

•	They allowed Lukoil to approve or disapprove the special committee budget, including the cost of its financial advisor and the cost of its legal advisor.

•	They only contacted the two prospective financial advisors identified by Lukoil, bargained with them based on Lukoil’s suggested price, selected the low bidder at the behest of Lukoil, and, as a cost-saving measure that aided Lukoil at the expense of the public shareholders, agreed not to retain the financial advisor to conduct price negotiations, or even attend the ▲negotiation sessions.

•	▲Dilling told Lukoil the preliminary valuation range calculated by the special committee’s financial advisor, thereby (a) undermining the financial advisor’s later effort to justify a higher range, and (b) tipping in advance that the special committee would accede to a minimally-increased bid.

•	▲The special committee backed down from negotiating for a higher valuation range ▲upon being threatened by Lukoil that Lukoil would shut in the Field, cease development, and terminate the special committee if no deal was struck on Lukoil’s terms.

•	Dilling conceded to the removal of the majority-of-the-minority condition while negotiating ▲for compensation to the special committee members for ▲time spent defending future shareholder litigation.

•	They allowed Lukoil to set a short-time frame for the ▲confidential negotiations, despite advice from the special committee’s financial advisor that the timing of Lukoil’s proposal was opportunistic.

•	They allowed an information vacuum to persist for the seven weeks between the announcement of the suspension of drilling activity and the announcement of the Merger. Only then did Chaparral▲ announce extremely positive financial and operational news, including the fact that two drilling rigs were expected to be in use beginning in the second half of 2006.

•	▲They drafted and disseminated▲ preliminary proxy ▲statements that concealed, among other things, (a) Dilling’s tip to Lukoil of the financial advisor’s initial valuation range, ▲(b) the financial advisor’s expressed concern that Lukoil had opportunistically timed its proposal for when the share price was temporarily depressed, ▲and (c) Lukoil’s threat to shut in the ▲Field if no deal was struck.

7. Not only were the merger negotiations compromised by coercion and fraud, the valuation analysis was skewed by conservative production and pricing assumptions that are belied by Chaparral’s actual plans and performance. The special committee’s financial advisor relied on the report of the reserve consultant, and neither the reserve consultant nor the financial advisor was told of Lukoil’s plan to drill well over one hundred wells using multiple drilling rigs over the next four years. The impact of that fraud by Lukoil is only magnified by the dramatic rise in oil prices and oil price forecasts since early March 2006. The special committee’s financial advisor did not analyze the value of Chaparral if the price of oil rose significantly above the then-current expectations.

8. The special committee has not obtained any financial advice about the fairness of the Merger in light of current price expectations and current drilling plans. With the price of oil and the profits of Chaparral hitting record highs, and an accelerated development plan about to bear fruit, the unfairness of the Merger price is manifest.

9. In these circumstances, the besyt path for Chaparral’s stockholders is clear: allow the unfair Merger to close and preserve and pursue claims for breach of fiduciary duty, in order to receive the Merger consideration of $5.80 per share and seek in litigation the differential between that price and the true value of Chaparral, based on its accelerated drilling plans and the increase in oil prices. Stockholders have the option of demanding appraisal, but the danger of that choice is that Lukoil possesses the contractual right to walk away from the Merger if more than 10% of the publicly owned shares demand appraisal. Lukoil’s appraisal-out, coupled with its past breaches of fiduciary duty and fraud and its threat to shut in the Field, leaves the stockholders exposed to threatened retaliation if the Merger does not close.

10. Chaparral’s Board is pursuing a self-interested course of conduct in connection with the upcoming shareholder vote. Even though the Board did not pay for an updated fairness analysis in light of current operational plans and oil prices, and even though Lukoil’s votes are sufficient to impose the Merger on chaparral, the Board is paying a proxy solicitation firm to encourage stockholders to vote in favor of the Merger, including a “success fees” of up to $50,000 depending on the number of affirmative votes. This proxy campaign is motivated by fiduciary disloyalty — to help the defense of this lawsuit by trying to demonstrate shareholder support for an unfair Merger that cannot be voted down.

11. The text of the final proxy statement says nothing about how Lukoil’s merger proposal arose in the context of an announcement that a drilling rig was temporarily lost, when in reality Lukoil was planning to accelerate production through the use of multiple drilling rigs. It says nothing about how Chaparral stock was trading at well over $6 per share prior to that announcement. It says nothing about Chaparral’s current production and profit forecasts for the coming years, or about how the special committee’s financial advisor, the reserve consultant and the public were told about a far more conservatice drilling program than the one Lukoil is actually pursuing.

12. Maintaining a factually unfounded recommendation in a fraudulent proxy statement compounds the liability the defendants already face for their approval of an unfair merger agreement that was itself the product of fraud, coercion and disloyalty.

The Parties

13. Plaintiffs are and have been, at all▲ relevant times, record and/or beneficial owners of Chaparral common stock.

14. Defendant Chaparral is a Delaware corporation. Its only operating asset is its participation, through subsidiaries, in the development of the Field. Chaparral owns an effective 60% interest in ZAO Karakudukmunay (“KKM”), a limited liability company domiciled in the Republic of Kazakhstan. In 1995, the Republic of Kazakhstan issued KKM a 25-year license to develop the Field. As of December 31, 2005, KKM had 61 active productive wells in the Field. Chaparral’s common stock is traded on the Over the Counter Bulletin Board. ▲Until the announcement of the Merger, the stock ▲was thinly traded, volatile, sensitive to the price of oil, sensitive to news about the Company, and sensitive to perceptions of how Lukoil would deal with Chaparral and its public stockholders.

15. Defendants Boris Zilbermints, Dmitry Timoshenko and Oktay Movsumov are Lukoil executives who were appointed as directors of Chaparral in December 2005, upon Lukoil acquiring control of Chaparral’s majority stockholder. ▲Zilbermints is Lukoil’s Regional Director for Kazakhstan. Timoshenko is Lukoil’s Chief

Legal Counsel. Movsumov is Lukoil’s Vice▲-President Financial and Treasurer. Zilbermints was appointed Chief Executive Officer of Chaparral on January 19, 2006.

16. Defendants Peter G. Dilling and Alan D. Berlin have been directors of Chaparral at all relevant times. They constitute Chaparral’s special committee, formed in October 2005, for which they each have been paid more than $150,000. Dilling is the special committee chairman. Berlin is a lawyer, and he receives an additional monthly retainer of $10,500 from Chaparral for “various secretarial and legal services.” Berlin is paid this continuing retainer even though on his watch as Secretary, Chaparral failed to file a proxy statement for Chaparral’s November 10, 2005 annual meeting of stockholders until three months after the annual meeting. Berlin owns 167 shares of Chaparral common stock. Dilling owns none.

17. Defendant Lukoil, domiciled in the Russian Federation, is a wholly-owned subsidiary of OAO Lukoil, ▲Russia’s largest oil ▲company. Lukoil owns its 60% interest in Chaparral through layers of subsidiaries, including defendant NRL Acquisition Corp. (“NRL”), a Delaware corporation that holds the Chaparral shares.

Lukoil Buys Control of Chaparral and the Field

18. OAO Lukoil has a checkered reputation in making acquisitions. In 1999-2001, it abused its monopoly power over the delivery of crude oil deliveries to Lithuania in an effort to take over that country’s oil-refining and oil-transport sectors on the cheap. It drastically cut crude oil deliveries, so as to scare off other investors and depreciate the market value of the assets it sought to buy.

19. In more recent years, as the Kremlin has exerted tight influence over the oil sector, which includes influence over investment priorities and the choice of foreign partners, Lukoil has looked for expansion opportunities abroad that are in line with Russian governmental policy. In 2005, Lukoil jumped to acquire major assets in Kazakhstan, a strategically important country for purposes of hydrocarbon production and transport with which Russia is developing stronger ties.

20. Lukoil attempted to buy PetroKazakhstan, but lost out to the Chinese National Petroleum Company (“CNPC”), in a $4.2 billion acquisition that Lukoil unsuccessfully sought to block. Lukoil’s President met with the President of Kazakhstan, which helped lead to a favorable business resolution regarding a Lukoil joint venture with PetroKazakhstan.

21. On September 30, 2005, amidst its fight over PetroKazakhstan, Lukoil announced that it was making an offer to acquire Nelson Resources Limited (“Nelson”) for $2 billion. Nelson owned a 50% interest in four onshore fields in Kazakhstan, in addition to a 76% interest in the Field (through its 60% interest in Chaparral, which owns 60% of KKM, plus its separate ownership of the remaining 40% interest in KKM), plus a 25% interest in two offshore blocks in the Northern Caspian Sea. Lukoil’s President stated at the time: “Kazakhstan is a key market for our overseas expansion. Acquisition of Nelson will greatly complement our own assets in the Caspian Region.”

22. Lukoil’s acquisition of Nelson was unusual and controversial. Rather than approach ▲Nelson management directly, it first reached terms with a small number of investors who held a majority interest in Nelson, and then made an offer for all remaining shares. The offering price was well below the market price, and, according to Aton Capital (“Aton”), a major Moscow-based investment firm, it “underestimate[d] the fair value of the company.” News of the acquisition led to widespread speculation that Nelson was backed by influential persons in Kazakhstan, and that the Kazakhstan government favored the acquisition of relatively small companies by transnational giants such as Lukoil or CNPC, in order to make it easier to divide Kazakhstan’s oil markets between the transnationals and the state monopoly, KazMunayGaz.

23. On news of Lukoil’s acquisition of Nelson, Chaparral’s stock price traded sharply downward in heavy trading, from a high of $6.94 per share on Friday, September 30, to a close of $5.10 per share on Monday, October 3. Lukoil’s decision to buy Nelson at a below-market price led many Chaparral investors to assume that Lukoil would treat Chaparral the same way and make them an unfavorable offer.

24. On October 3, 2005, the Nelson-dominated Board of Directors of Chaparral met to discuss Lukoil’s pending acquisition of Nelson. The Board discussed that Lukoil had not communicated directly with Chaparral and that Chaparral had no knowledge of Lukoil’s intentions regarding Chaparral. The Board resolved to create a special committee consisting of Dilling and Berlin, with Dilling as Chairman, with full power “to retain such advisors, to make all such decisions and to take all such action as it deems necessary or appropriate to act in the name, place and stead of the Company’s Board of Directors to protect the interests of the Company’s minority stockholders.”

25. On October 4, 2005, Chaparral issued a press release announcing that Chaparral remained on track to reach its operational and financial objectives for fiscal year 2005, that Chaparral had not been a party to discussions between Nelson and Lukoil, that Chaparral had no knowledge of Lukoil’s intentions regarding Chaparral, and that a special committee had been appointed that was authorized to seek information from Lukoil and act to protect the interests of Chaparral’s minority stockholders.

26. This first phase of the special committee’s existence was a do-nothing sinecure, in which the special committee made no effort to utilize the full power of the Board of Directors on behalf of Chaparral’s public stockholders.

27. Of all the law firms that could potentially advise Dilling and Berlin about Delaware corporate law, they ▲retained a conflicted law firm, Baker Botts LLP (“Baker Botts”). Baker Botts was in the midst of major contract drafting for LUKOIL Uzbekistan, a 90% subsidiary of Lukoil that is in the beginning phase of massive planned investments in Uzbekistan. The executive partner of the Moscow office of Baker Botts places his work for Lukoil Uzbekistan first on his list of representative engagements. Baker Botts advertises on its website that it is acclaimed for its energy-related transactional work in Russia and the Caspian region and that its “Moscow office is strategically positioned to serve the entire supply chain of energy businesses” in Russia and Kazakhstan. A senior lawyer at Lukoil was recruited to join the Moscow office of Baker Botts in February 2006. As discussed below, Baker Botts never took active steps to thwart Lukoil’s breaches of fiduciary duty, or even take control of the special committee process. Even when the special committee learned about the conflict of interest in early 2006, they decided to continue to be represented by Baker Botts.

28. Baker Botts agreed with Dilling’s suggestion that the special committee members be paid $25,000 each for their work through December 31, 2005, in addition to fees for every special committee meeting they attended and $2,000 per day for special committee-related travel. Baker Botts incorrectly advised the special committee that Section 203 of the Delaware General Corporation Law is not triggered by the acquisition of control of a corporation’s majority stockholder. (In fact, the only reason why Section 203 is inapplicable is because Chaparral’s shares are not listed on a national exchange or NASDAQ or held by more than 2,000 record holders.) Baker Botts looked at the idea of adopting a poison pill, but that step was never taken to protect the public stockholders.

29. Instead, according to an October 14, 2005 press release, the special committee merely requested a meeting with Lukoil and requested that Nelson provide certain documentation about its transaction with Lukoil. Those requests went unheeded. On October 20, 2005, the special committee sent a letter to Lukoil requesting a meeting and sent a letter to Nelson requesting a copy of the acquisition agreement and a copy of the financial analysis supporting the fairness opinion of Nelson’s financial advisor. A week later, Dilling met briefly with Lukoil representatives, who advised Dilling that Lukoil would not focus on Chaparral until after they completed their acquisition of Nelson. Nelson never turned over the requested financial analysis.

30. At a board meeting of Chaparral on December 1, 2005, the three Nelson designees resigned as directors. On Berlin’s motion, three Lukoil designees were appointed in their place. The Company publicly announced on December 5, 2005, that key members of the management of Chaparral’s subsidiaries had been replaced by Lukoil employees. Chaparral’s recently appointed Chief Financial Officer, Charles Talbot, was not replaced.

31. On December 22, 2005, Talbot sent Dilling and Berlin a prescient email based on two days of meetings with Lukoil executives in Moscow. Talbot’s email ▲reads in part (with emphasis added):

Chaparral left me with a more uneasy feeling. I impressed on a number of people that Chaparral, as a SEC registered company with minority interests, was not as straight forward as Nelson/Caspian. It appears that Lukoil have already started to make a management decisions in respect of KKM and

Chaparral, for example in terms of senior appointments and financing without going through the relevant corporate procedures. I believe that we are in a bit of a difficult position as we do not appear to have full documented corporate governance procedures in place that we can point to. I am not, for one moment, suggesting that there has been any wrong-doing but simply that I am worried that unless we are “whiter than white” then we could be opening up Lukoil to charges of operating the company as a wholly owned subsidiary and for the sole benefit of the majority shareholder. Mr. Zilbermints has already made noises about how paying investment recovery monies from KKM to [a Chaparral subsidiary] is letting the minority shareholders receive funds.

On a separate point I was asked several times as a Caspian employee what Lukoil should do about Chaparral. I declined to give any direct advice as I do not believe that as CFO of Chaparral I should do this. I simply reiterated the three options of status quo, tender offer for the minority shares and disposal of the asset in full. I did not mention the asset swap route that Nelson was investigating. I got the impression from Mr. Movsumov that the only course under contemplation is for the buy-out of the minority shares and if, as a byproduct of uncertainty in the market, these are trading lower than at 23rd September then Lukoil would have done well. Mr. Movsumov was asking about blocking minorities and also the base cost of the shares held by Allen & Co. Lukoil are also looking at the method of exercising the warrant for stock that is held by NRL Acquisition Corp.

32. Talbot’s email to Dilling and Berlin contained the text of a draft letter from Talbot to Movsumov setting out Talbot’s concerns, including “Lack of comprehension of minority position amongst some Lukoil employees,” and Talbot’s recommendations, such as the need to formulate corporate strategy, ▲formalize management structures, prepare monthly reports by KKM for circulation to the Chaparral Board, and submit a 2006 budget and a management ▲information package to the Chaparral board before the next board meeting. Talbot noted in his draft letter to Movsumov that he was recommending adoption of these procedures even though he understood “that it is Lukoil’s intention to deal with the Chaparral issue as quickly as possible.” Talbot concluded his email to Dilling and Berlin by requesting that they talk immediately. Talbot expressed concern with Berlin’s earlier statement to him “that things have not changed in terms of structure.” Talbot wrote that he was “uncomfortable” with “the Russian method of doing business and the secrecy and bureaucracy involved.”

33. The special committee did not take any actions as a consequence of receiving Talbot’s email. On December 28, 2005, Talbot sent his proposed letter to Movsumov. Lukoil did not take Talbot’s advice. It did not generate any management reports ▲or budget in advance of the ▲next Chaparral board meeting. Chaparral has never even updated its website to identify the Lukoil designees on Chaparral’s Board of Directors.

34. Meanwhile, Dilling engaged in what would become a pattern of conduct destructive to the interests of Chaparral’s public stockholders. He acted as a freewheeling facilitating intermediary between Lukoil and Chaparral’s large public stockholders, without regard for how best to utilize the information-gathering powers and negotiating leverage of a special committee ▲on behalf of the public stockholders as a whole.

35. On or about December 2, 2005, Dilling and Berlin received background materials from Petrie Parkman & Co. (“Petrie Parkman”), in which they extolled their qualifications and expertise as a potential financial advisor to the special committee. Petrie Parkman advertised themselves as being “Process-oriented with attention to negotiation dynamics,” and having “A particular focus on the tactical elements of negotiating with interested parties.”

36. Dilling did not believe he needed such expertise before embarking on his own▲ conception of a negotiated sale to Lukoil. On ▲Monday, December 5, 2005, he sent an email to Lukoil advising them that James Jeffs, the Chief Financial Officer of The Whittier Trust Company (“Whittier”), Chaparral’s second-largest minority stockholder ▲was interested in selling all of Whittier’s shares “either in the marketplace or directly to Lukoil,” and that Jeffs was sounding out Herbert Allen, Jr., the President and Chief Executive Officer of Allen & Company, Inc. (“Allen & Co.”), Chaparral’s largest minority stockholder. ▲In the same email, Dilling advised Lukoil that he was in the process of inquiring about obtaining from Petrie Parkman a “price and time estimate. . . for a Fairness Opinion as to the fair value of Chaparral Shares” and suggested that “this would be the correct way forward before Lukoil makes any decisions on this matter or makes any approach to the Minority Shareholders.”

37. On December 21, 2005, Dilling asked Jeffs to talk to Allen about what price he wanted from Lukoil:

will you ask him what he wants to do about char [i.e., Chaparral] — I am meeting lukoil in Moscow in January — maybe we can both meet them in London later that month — if Herbert for example wants $6 or $7 a share cash then let him say so —

38. As of the beginning of 2006, the pieces were in place for an overreaching cash-out of the minority stockholders: a behemoth majority stockholder that wielded power in secret without regard for the norms and mores of American corporate governance; a special committee composed of directors not incentivized or inclined to ▲advocate forcefully with the goal of maximizing shareholder value; a special committee chairman ready and willing to facilitate negotiations between the majority stockholder and major public holders ▲prior to retaining a financial advisor; a compromised law firm for the special committee that did not take control of the situation. Past became prologue.

Lukoil Proposes a Buyout While Creating Uncertainty in the Market

39. Chaparral’s future looked bright in early 2006. Undisclosed financial results for the fourth quarter of 2005 were strong. Oil prices were high. A preliminary version of a new reserve study showed that proved reserves and probable reserves had dramatically increased. Lukoil had announced in late 2005 that it planned to invest $550 to $700 million to increase production at the newly acquired Nelson assets.▲

40. Lukoil planned for KKM to take advantage of high oil prices and radically accelerate its production of oil. Acting at the direction of Lukoil, KKM management advised the operator of the sole drilling rig at KKM in December 2005 that KKM wished to lease a second drilling rig for 2006 and increase its scope of drilling to 28 wells in 2006 (see Exhibit A) — as compared to the one rig drilling and 16 new wells that KKM previously had set forth in a budget reviewed by the Chaparral Board in November 2005, prior to the Lukoil acquisition of Nelson.

41. A research report by Aton, published on December 2, 2005, the day after Chaparral’s stock price closed at $5.26 per share, described Chaparral as “priced very cheaply,” given its “tax-advantageous production assets” and “favorable growth outlook.” A column in Forbes.com on January 19, 2006, touted Chaparral. The stock closed that day at $6.14 per share.

42. A research report published in late January 2006, devoted exclusively to Chaparral, commented favorably about Chaparral’s outlook:

During recent years the number of holes has risen continuously. This development is supposed to continue — about 100 wells are expected to be in operation by the year 2009 — and will probably result in an oil output of more than 15,000 bopd [barrels of oil per day] soon.

Let’s now focus on the question why we expect such a continued positive development in 2006 and the years to come.

First — in 2005, the Karakuduk oilfield was linked to the Central Asian Gas Transit Pipeline. Thus, the gas which is not required on the oilfield is now being fed into the pipeline and sold. Before it had been burned off.

Second — as from summer 2006 the oilfield will be connected to a railroad network which will allow transporting natural oil to Aktau. This creates an option to the present use of only the KTO export pipeline. In this respect one should note that [Chaparral] oil has a much higher quality compared with various sorts of natural oil produced on other oil fields of the region and delivered jointly through the said pipeline. However, at present [Chaparral] does not receive any compensation for their high quality oil. This situation will change completely by the expected delivery of their oil to Aktau through the new railroad network and thus, by a direct sale to the individual customers. Beyond all doubt this will lead to a further improvement of business results.

And third — the price of [Chaparral] oil ranges on a very good level.

All the aforementioned facts will enable Chaparral to gain returns per stock between $1.6 to 2.0 in 2006 and the [price/earnings ratio] will reach the incredible level of 2.45 to 3.0.

43. The cloud on the horizon for the minority stockholders was whether Lukoil would impose a below-market takeover, as ▲it did to Nelson. The research report stated: “In case that no agreement can be reached about a take-over, basic data will come to the fore and the price could easily reach $20-30.”

▲44. ▲Lukoil was not about to let the “basic data. . . come to the fore.” It had already retained Aton to analyze an acquisition of the minority interest in Chaparral. On January 13, 2006, Lukoil received a valuation summary and recommendation from Aton. Based on its analyses, including multiples from recent Kazakhstan precedent transactions — the acquisitions of Petrokazakhstan and Nelson — that yielded an implied share price of $6.91, Aton recommended that Lukoil make an initial bid of $5.53 per share, which was in the “lower quartile within projected price range,” and represented a 9% premium to the average share price over the past 30 days. ▲Lukoil found a way to bid less.

45. Chaparral’s Board met in Moscow on January 19, 2006▲. Dilling and Berlin traveled there to meet the Lukoil designees for the first time. No board package was prepared by management in advance of the meeting. At that meeting, the Lukoil executives announced, without any advance warning, two critical items: (i) Chaparral’s drilling program was suspended, due to the expiration of the lease contract for the sole drilling rig at the Field; and (ii) Lukoil was interested in buying out the minority shares of Chaparral for $4.50 to $5.00 per share. Chaparral’s stock price had closed at $5.▲73 per share on January 18, 2006.

46. Notes of a telephonic meeting ▲on January 19, 2006, between the members of the special committee and their counsel tell the story: “smacks of hi-pressure tactics.” The same notes record later-ignored advice: “Must insist on a majority of the minority. Won’t vote to approve unless a majority of minority.”

47. The special committee did nothing to counteract Lukoil’s “hi-pressure tactics.” They performed no investigation into whether Lukoil intentionally allowed the one-year contract with the owner of the sole drilling rig to lapse without renewal so as to create market uncertainty before a buyout proposal. Instead, they ▲facilitated Lukoil’s effort to buy out the minority at a time when the share price was about to drop on news of the drilling moratorium.

48. Berlin drafted a press release addressing the temporary suspension of the drilling program at KKM. Especially in light of the non-public proposal from Lukoil, it was essential that the press release not create an unnecessarily negative impression of Chaparral’s prospects, and it was further essential that the special committee use its powers to uncover and disseminate the facts. Dilling, Berlin and Baker Botts were not up to the task. They played into the Lukoil strategy previously identified by Talbot in his email of December 22, 2005 — create “uncertainty in the market.”

49. The facts leading up to the non-renewal of the drilling rig contract are known by virtue of documents translated from Russian for purposes of this litigation. In November 2005, the company that owned the drilling rig, Oil and Gas Exploration Company Crakow (“OGEC”), offered KKM the opportunity to renew a one-year lease at an increased daily rate. KKM, acting at the direction of Lukoil, sought a three-month extension at the existing rate and asked for information about leasing a second rig due to a planned increase in the scope of drilling (without committing that KKM would contract with OGEC for either 1 or 2 rigs). After KKM twice rejected the opportunity to renew the OGEC contract at the offered price, OGEC advised KKM by letter dated January 9, 2006, that its one-year contract had expired and that it was demobilizing the rig. OGEC promptly leased the same drilling rig to another Kazakhstan-based oil company, BMB Munai.

50. By making a confident proposal to buy out the minority shareholders of Chaparral, Lukoil sought the best of both worlds — an artifically low buyout price due to the temporary suspension of drilling activity and enhanced profits upon the post-acquisition implementation of an accelerated production plan. Lukoil had not consulted with the Chaparral Board about the plan to initiate a two-drilling rig production program, KKM’s refusal to renew the OGEC contract at the offered rate, or contingency arrangements in the absence of a deal with OGEC.

51. On Monday, January 23, Talbot forwarded to Dilling an email from a KKM employee in Kazakhstan stating that capital expenditures for the first quarter of 2006 would be reduced due to the absence of the drilling rig while ‘[p]roduction will not be affected because there will be planned some type of stimulation activity to accelerate the production.” Talbot added, “I understand that LUKOIL are confident that we will have two rigs operating from the beginning of April.” That information was not included in the press release.

52. Instead, on January 24, 2006, Chaparral issued a press release that said nothing about Lukoil’s plan to pursue an accelerated two-drilling rig production program. The press release conveyed only uncertainty about securing a single rig to resume the existing drilling program, with Boris Zilbermints, the Lukoil executive who had just been appointed Chaparral CEO, personally inserting the sentencebolded below:

The Company also announced today that its operating subsidiary in Kazkhstan, JSC Karakudukmunay (“KKM”), has temporarily suspended the drilling of new wells in the Karakuduk Field. This temporary suspension is the result of the unexpected decision by Oil and Gas Drilling and Exploration of Krakow (“OGEC”) not to renew its current drilling contract with KKM which had expired on December 31, 2005. OGEC is now in the process of finishing demobilizing the rig from the Karakuduk Field. The Company is using its best efforts to secure another rig to replace the OGEC rig as quickly as possible and plans to resume its drilling program as soon as a new rig can be secured. However, it is uncertain at this time when the Company will be able to resume its 2006 drilling program. The drilling campaign delay could potentially lead to lower than anticipated 2006 production levels. In the meantime, the Company will continue with its current workover operations and other field development and production activities.

53. Berlin was not long proud of the press release he drafted. A couple of hours after the market opened on January 24, Berlin sent an email to Dilling that reads in its entirety as follows:

The press release has had the effect desired by Lukoil. The stock is down 23.77% today.

54. Indeed, the stock dropped from an opening price of $6.10 per share to a low of $4.65. All of a sudden, Lukoil was no longer proposing a below-market acquisition.

The Special Committee Grants Lukoil Budgetary Authority
and Hires the Lower-Cost Advisor Recommended by Lukoil.

55. Lukoil suggested two potential financial advisors for the special committee: BMO Nesbitt Burns, which had served as financial advisor to Nelson when confronted with the buy-out offer from Lukoil, and Petrie Parkman. Those two firms were the only prospective financial advisors contacted by the special committee.

56. Lukoil told the special committee that they wanted to move quickly — a goal in keeping with Lukoil’s desire to take advantage of the temporary suspension of drilling activity and their own superior knowledge of Chaparral’s value. Rather than resist this pressure, Dilling and Berlin told prospective financial advisors that they needed a preliminary valuation of Chaparral within a few days. BMO Nesbitt Burns advised Dilling and Berlin on Thursday, January 19 that while a formal fairness opinion would require approximately two weeks after receipt of complete information, they potentially “could give some ’soft comfort’ on a preliminary value range early next week” if they received key information. Notes from Petrie Parkman record that Dilling and Berlin were looking for a valuation within “4 days” and “by close of bus. Mon.” Petrie Parkman wrote to Dilling and Berlin on January 19 that they would “strive to meet your timing objectives” and “could be in a position to discuss our preliminary reference valuation ranges, based on the limited currently-available data, by early next week.” Petrie Parkman wrote internally on January 21 that the engagement was named “Project Challenger” in part because “the timing is a challenge.”

57. Dilling and Berlin allowed Lukoil to impose a budget on the special committee and thereby influence the selection of a financial advisor and the extent to which the financial advisor would provide services to the special committee.

58. Upon learning that BMO Nesbitt expected an advisory fee of approximately $1.5 million, Dilling asked Lukoil how much BMO Nesbitt Burns had charged to represent Nelson. Lukoil responded that the cost had been $1,025,000, and then continued: “I suggest the fee will be around 500,000, that [means] 100,000 as we said for first stage and 400,000 for second.” Dilling obediently wrote to BMO Nessbit Burns: “We are looking to spend max of say $400K in two phases — $100K for indicative verbal valuation next week and further say $300K for actual fairness opinion.” Dilling concluded, “we will need a new email with a revised fee structure element before we discuss with Lukoil in morning.” BMO Nesbitt Burns rejected Dilling’s fee offer out of hand.

59. Petrie Parkman was more pliable. ▲In early December 20005, they had initially sought a fee in excess of $1 ▲million, with a component based on a percentage of the value obtained for the public shareholders. In return, they would provide a variety of advisory services, including “[d]evelop a negotiating strategy for negotiating with one or more Interested Parties, and as directed by the Special Committee, implement that strategy.” They ultimately negotiated down to $750,000. However, that fee did not include the original array of advisory services, such as direct participation in negotiations with Lukoil. Their engagement letter was carefully edited so that the flat fee only included an in-person meeting with the special committee, a potential meeting with Company management, the development of a preliminary value range, a review of the ultimate transaction documents, and the preparation of a fairness opinion. Petrie Parkman advised that any services beyond ▲those enumerated would require an amendment to the engagement agreement.

60. The Petrie Parkman engagement letter incentivized them not to aim high in formulating their preliminary analysis. Petrie Parkman’s initial engagement fee was only $75,000. The rest of their $750,000 opinion fee was not due until Petrie Parkman had “substantially completed the work deemed sufficient by it to render an Opinion,” which would not occur until price negotiations were completed. It was not in the interest of Petrie Parkman to provide the special committee with the financial basis for them to say “no” to Lukoil during the early phase of the negotiations, since the engagement could be terminated with no payment due beyond the initial $75,000.

61. Dilling focused on the bottom-line. His email to Lukoil on Sunday, January 22▲, shows Dilling’s willingness to accede to Lukoil’s imperatives of a tight budget, strict confidentiality, and a quick response time:

I have renegotiated the previous two offers and financial terms with them and we have now agreed a total of $750K — the initial payment of $75K is now credited to the overall payment of $750K —

So we managed to get their initial proposal reduced by $325K —

BMO were not prepared to go below a fee of $1MM —

So we have now agreed to retain PP and they have started work immediately in order that we can get a verbal response to your indicative price range of $4.50 to $5 by Tuesday Moscow time —

. . .

I have made Charles Talbot and of course PP aware that this whole process is of course Chaparral share market price sensitive and that confidentiality is critical —

Alan [Berlin] will prepare a total budget for the process including PP — legal etc etc and email to you for your review Monday —

It was a pleasure to meet with you all in Moscow and both Alan and I will do all we can to move the process forward as expeditiously as possible —

I will call you Monday morning Oktay to discuss everything —

62. When BMO Nesbitt Burns followed up with Dilling a couple of weeks later, Dilling replied: “well in the end I couldnt get anywhere close to your fee proposal with Lukoil so the assignment was given to Petrie Parkman Houston.” Neither Dilling, Berlin or Baker Botts spoke up to say that Lukoil had no right to prevent the special committee from retaining the financial advisor that had recently valued KKM (and ▲the rest of Nelson’s assets) in a transaction in which Lukoil was on the other side.

63. The special committee’s cost-consciousness did not extend to ▲its own compensation. When he submitted and received approval from Lukoil for a budget of $750,000 for Petrie Parkman (inclusive of expenses), and $200,00 to $500,000 for Baker Botts (depending on the amount of work performed on an hourly basis), Berlin also asked for $100,000 for each special committee member for January through March 2006, plus $25,000 for each successive month, with of cap of $150,000 plus expenses, not including the $25,000 plus per-meeting charges that Dilling and Berlin collected for their special committee service in late 2005. Lukoil objected to the special committee member compensation, causing Dilling to write to Berlin: “well you were right in that you [needed] to start high to end [up where] you wanted.” Professing to be acting “despite our counsel’s advice and in the interest of harmony and in good faith,” Berlin and Dilling proposed and agreed to a “reduce[d]” fee of $85,000 for January through March, plus $21,500 for April and $21,500 for May.

▲Dilling Functions As If He Were Lukoil’s Double Agent

64. A properly functioning special committee gathers information, guards it jealously, bargains at arms-length, and uses its power to say “no” to enhance the leverage of the minority stockholders as a whole. Dilling did the opposite. He acted as a disloyal director would. He gave away confidential information to Lukoil, helped Lukoil in its effort to negotiate separate deals with large public holders who were without access to Chaparral’s proprietary information, and he did not make arguments or press demands that Lukoil might find objectionable.

65. Dilling fully disclosed to Lukoil whatever he learned from Petrie Parkman. On the afternoon of Tuesday, January 24, he sent Lukoil an email ▲that tipped off Lukoil at the very outset to what price range would be minimally acceptable to Petrie Parkman (with emphasis added):

Oktay — to summarize informally our conversation based upon my preliminary conversation with Petrie Parkman:

1. The $4.50 to $5 price looks low relative to the recent — UNTIL TODAY!!!!! — trading range of the stock —

2. In recent minority buyouts in the oil industry a premium of up to 20% was paid relative to the average price of the stock over preceding 90 days —

3. The discounted cash flow analysis is critical and for this they need the 2005 draft report from Boris as soon as possible — without that it is impossible for them to give an idea other than $4 to $7 range

4. The Chaparral stock price has recently already outperformed both the oil industry companies in general and the Nelson stock price in particular —

5. There has already been some element of take over speculation in the stock share price —

Petrie Parkman will give us a tighter price range on Friday of this week — if in the meantime can you ensure that we get an email copy of the 2005 report and a name from Boris of a technical representative at Chaparral that Petrie Parkman can speak to directly —

Thanks — Peter

66. The following morning Dilling sent another email to Lukoil ▲that is notable in several respects. First, Dilling again made clear to Lukoil (with emphasis added) that he would convey Petrie Parkman’s value reference range, rather than engage in hard bargaining:

Providing that Petrie Parkman obtain the draft report today we will speak to them again on Friday of this week to specifically narrow the initial verbal valuation range — I will of course call you on your mobile immediately after that conversation — that will probably be around early evening London time —

67. Second, Dilling volunteered to facilitate negotiations between Lukoil and Chaparral’s two largest’s public stockholders, Allen & Co. and Whittier:

Anticipating the aims and conclusions of the process Alan and I are tentatively planning to meet with Allen and Co on February 7th and with Petrie Parkman on February 8” — Jim Jeffs the Chief Investment Officer from Whittier Trust will be in London next week and would be happy to meet with me and yourself or colleagues if you are in London —

Special committees are supposed to maximize value by negotiating the best deal possible and then submitting the product of their efforts to the stockholders. Dilling effectively volunteered to constrain the negotiating leverage of the special committee, and settle for the same price that a large stockholder might find acceptable to liquidate an illiquid block.

68. Third, Dilling deprecated those shareholders who had voiced appropriate suspicions about whether Lukoil was trying to buy Chaparral cheaply by announcing the suspension of drilling operations (with emphasis added):

We received some not atypical reaction to the Press Release yesterday and Alan will forward some of the shareholder emails to you — basically complaining at the lack of drilling rig and [threatening legal] action if Lukoil are aiming to take the company private on advantageous terms and conditions — as I indicated in Moscow and as I am sure you are aware sometimes — but not always — the most noise comes from the smallest shareholders!!!! — however we should monitor the situation and obviously the sooner we can organize a replacement drilling rig the better —

Dilling reiterated that point about noisy small shareholders in a follow-up email to the Lukoil board designees, even though Berlin had advised Dilling that the views of the complaining shareholders were “probably representative of what a lot of others are thinking, including possibly Allen & Co.”

69. Charles Talbot responded more appropriately to the shareholder emails about the press release, though begging the question why the announcement was made:

I thought the press release was very dangerous given the exercise the PP are now undertaking! I am not surprised there was some reaction. Olav was also a little bemused about the lack of any consultation.

70. Olav Svela, who handled Chaparral investor relations, had sent Berlin a chastening email the previous afternoon:

Hi Alan: Here’s another query from a disgruntled shareholder. This email, among others, demonstrates the level of suspicion directed at Lukoil and its true intent with regard to Chaparral. Will there be some statement forthcoming as to Lukoil’s strategic vision for Chaparral?

The other big questions I’ve dealt with today are:

When will CHAR secure a rig?

Why did OGEC not renew the contract?

Otherwise, I have been able to explain that current production levels will not be affected, but that only the growth in the rate of production may not meet expectations for 2006.

71. Svela sent a similar email to Dilling and Berlin on the morning of January 25, in which he asked to discuss with them shareholder suspicion of Lukoil’s motives, “as it is becoming more prevalent and, in the absence of any countervailing statements from Lukoil or Chaparral’s new CEO, this skepticism/[cynicism] is bound to continue.”

72. On January 26, 2005, Svela sent another email to Dilling and Berlin, attaching another email from what he described as “these ’conspiracy’ theories who believe Lukoil is manipulating events to suit its own nefarious ends, i.e., a lower Chaparral share price with the eventual aim of a buyout.” Svela again urged the dissemination of a “clear statement from Lukoil, perhaps included in an operational update press release, as to its strategic view of its CHAR ownership position.”

73. What neither Svela nor the public shareholders knew was that Lukoil had already made a confidential proposal to Dilling and Berlin. Moreover, Lukoil was replicating its strategy regarding Nelson, and had already reached out, through Aton, to Whittier and Allen & Co., and inquired about purchasing their blocks of stock, without any notice to the smaller public stockholders.

74. Dilling and Berlin should have realized that Lukoil’s inquiries to Whitter and Allen & Co. were part of a coordinated strategy to buy out the minority interest in Chaparral at an artificially low price. Instead, Dilling and Berlin, who had no material interest in Chaparral shares and no inclination to stand in Lukoil’s way, saw Lukoil’s inquiries to Whittier and Allen & Co. as a means of making their own job easier. Berlin wrote to Dilling in response to Svela’s email of January 25: “Similar complaint. If we can cut a deal with Allen & Co. and Whittier it will neutralize these complaints.”

75. Dilling pursued his own strategy for cutting a deal. He used the preliminary work of Petrie Parkman to convey to Lukoil the substance of a minimally acceptable offer. On Friday, January 27, 2006, the special committee received written materials and an oral presentation from Petrie Parkman. That evening, Dilling sent Lukoil an email (▲with emphasis added) in which he told Lukoil what price range would be sufficient to get a fairness opinion from Petrie Parkman:

In response to Lukoil’s indicative price range of $4.50 to $5.00 a share their early analysis and industry comparable would leave them to verbally indicate that this would appear to be low by a minimum of a $1 per share —

They are providing the Special Cttee with some of the detailed analysis paperwork behind this first verbal indication on Monday or Tuesday — we would then like to share and review this first analysis with you

76. Dilling then told Petrie Parkman what he had done: “I have indicated to Lukoil that they are from your work at this stage a minimum of a $1 on the low side.” In the same email, Dilling asked Petrie Parkman to generate “the best paperwork for back up and argument that you can by Tuesday so that we can start the process of getting Lukoil around to a higher number.” Of course, Dilling had already all but ended the process by tipping Lukoil as to Petrie Parkman’s bottom line for a fairness opinion. Nonetheless, everyone on Dilling’s side of the table went along with the charade of future arms-length negotiations.

The Phony Merger Negotiations

77. The final merger terms could have been predicted from Dilling’s emails of late January 2006 tipping Petrie Parkman’s preliminary value range. Having understood that Lukoil was initially proposing approximately $4.75 per share, and having told Lukoil that Petrie Parkman was of the view that Lukoil was low by a minimum of $1, and that their initial preliminary value range was $4 to $7 per share, Dilling never expected to receive, and never demanded, more than the $5.80 per share that Lukoil ultimately agreed to pay. Nothing said in the intervening weeks would change that trajectory.

78. Had Dilling not tipped off Lukoil at the outset, things might have been different. The first ▲valuation analysis created by Petrie Parkman that was intended for consumption by Lukoil was a presentation book dated February 2006 ▲that Dilling emailed to Lukoil on February 2, 2006. The document could not serve its intended purpose, however, because Dilling had previously referred to it in ▲a February 1, 2006 email to Lukoil as “the first Advocacy Materials from Petrie Parkman” and because Dilling had already signaled that Petrie Parkman would sign off on a proposal in a much lower valuation range.

79. The February 2006 Petrie Parkman book incorporates the firm’s advertised expertise in negotiating with interested parties. The first section of the book is devoted to ▲the ▲following proposition: “The Special Committee has concluded that the timing of Lukoil’s value indication appears opportunistic ▲[.]” For example, Chaparral was in the midst of “finalizing its yearend financial and operating results, which will show dramatic increases in 1) production, 2) [proved and probable] reserve volumes and 3) revenue, cash flow and net income.” Additionally, “[w]hen KKM secures a drilling rig to continue the Karakuduk development program, that will be additional positive news for investors.” The second section sets out various valuation metrics for Chaparral: $6.93 to $9.20 per share based on proved and probable reserves; $9.76 to $12.82 per share based on multiples derived from the recent acquisitions of Nelson and PetroKazakhstan; $6.55 to $6.69 per share based on premiums paid in minority close-out transactions. The presentation book also identifies $2.50 per share in value derived from increased synergies, cost savings, and expected value from current capital improvement programs.

80. Dilling met with Lukoil in London on February 3. Since Petrie Parkman did not attend, Dilling wrote down Lukoil’s criticisms of their analyses, and emailed them to Petrie Parkman on February 6.

81. In that same email, Dilling reported that Lukoil was “currently prepared to pay $5.50 for sure — maybe a little more” and that Dilling had already met with Whittier Trust, “who will take $5.50 and will recommend to their friends at Allen and Co. to do same.” Dilling also wrote that he planned to meet with Allen & Co. later that week, and that he would also try to set up a meeting between the President of Lukoil and Allen and Co. “unless we close deal first.” In other words, negotiations were proceeding based on the valuation range that Dilling had tipped to Lukoil in late January. Dilling was hardly willing to say “no” based on the content of Petrie Parkman’s written materials. As Dilling put it in a contemporaneous email to Lukoil: “I will firstly try to reach an agreement with Allen and Co. tomorrow morning Tuesday — Secondly I will try to arrange meeting for your President for Wednesday — ”

82. Petrie Parkman wrote an email to Dilling replying to Lukoil’s criticisms of their work. Petrie Parkman said that they would correct one mathematical error and supply “an updated page which should support an $8 to $11 per share range.” In response to Lukoil’s comment that they should only pay a 10% premium since they had already bought control from Nelson, Petrie Parkman pointed out to Dilling that precedent cash-out transactions by majority shareholders justified a 30% premium. Petrie Parkman also defended its analysis based on the current price of oil, pointing out to Dilling “that prices are equally likely to move up or down.” On Tuesday morning, February 7, Dilling forwarded Petrie Parkman’s email to Lukoil.

83. Dilling was already proceeding, however, on the basis of his prior discussions with Lukoil. Minutes earlier, Dilling had sent Berlin a draft email to Lukoil in which Dilling outlined a strategy that betrayed a fundamental misunderstanding of his role. Dilling wrote as if he were an investment banker who stood to earn a fee for arranging a block trade, not a fiduciary obliged to oppose anything other than a fair offer to all of the public stockholders based on the Company’s intrinsic value:

Oktay — good morning we have met with Whittier Trust and discussed with them and Allen and Co and we would recommend the following action:

An offer letter today addressed to both Allen and Co and Whittier Trust for $5.80 a share for all of their remaining stock in Chaparral — please mention in the offer that this offer is pursuant to the discussions between Herbert Allen and James Jeffs and the Chaparral Special Committee of the Board of Directors —

. . .

The Special Committee believes — based on its discussions — that at this price of $5.80 or something very close to it Allen [&] Co and Whittier may elect to accept your offer —

84. On the morning of February 8, Dilling wrote to Lukoil: “Whittier and Allen are ready to receive formal proposal — we need to discuss.”

85. On February 8, 2006, Lukoil sent the special committee a formal offer letter for a cash-out merger of all minority stockholders at $5.50 per share. The offer was conditioned on Whittier and Allen & Co. each entering into “support agreements with Lukoil in a form satisfactory to Lukoil, prior to or contemporaneous with the execution of the Merger Agreement.” The letter stated that it was subject to strict confidentiality. That same day, Dilling and Berlin faxed Lukoil’s letter to Whittier and Allen Co., writing on the fax cover page: “Further to the conversations between yourselves regarding Chaparral, attached please find a proposal from Lukoil. We would appreciate your comments.”

86. Allen & Co. did not respond to the offer letter. Dilling functioned as an intermediary between Whittier and Lukoil to get an offer for the Whittier shares. In a February 11, 2006 email▲, Dilling told Whittier his preferred end-game:

Why don’t we give them a price — that’s what they want —

As speciall cttee we would feel good if we could get price to something beginning with a 6 — or very close to it — as that would give us nearly 20% premium to market — and I believe Petrie Parkman would support in Fairness Opinion that includes effect of latest reserve report and financials —

87. Essentially, Dilling was abdicating the special committee’s authority to negotiate based on all available information, and delegating it to Whittier and Allen & Co., blockholders without access to Chaparral’s non-public reserve reports ▲financial information, or business plans. As Dilling advised Lukoil on February 12: “I have just spoken with Whittier and have passed on your message that Lukoil would like a counter offer as to what price they will sell all shares this week with no conditions other than that this price would be also supported by the Special Cttee.” Dilling told Lukoil on February 15 that Whittier had spoken to Herbert Allen and “hopefully we will get a sale price from Allen and Co in the next day or two.” At Lukoil’s behest, Dilling asked Whittier and Allen & Co. to respond in writing to Lukoil before the one-week expiration of Lukoil’s February 8 offer letter.

88. Dilling wrote to Petrie Parkman on February 15, asking them “to complete and deliver to us your Fairness Opinion.” Dilling asked Berlin and Baker Botts whether they should “suggest an opinion at $6.25 to pp and then let lkoil know that they better pitch their offer letter at that level???” Dilling’s expressed concern was that “Otherwise I think lkoil are pitching behind the curve and here and once reserves and financial come out they will be too low again.” Berlin and Baker Botts explained to Dilling that it was the special committee’s job to negotiate the price and terms of the transaction before a fairness opinion would be rendered.

89. Meanwhile, Baker Botts was working on drafting the non-price terms of a proposed merger agreement. Dilling inquired why a majority-of-the-minority provision was included, and disagreed with Berlin’s explanation of its utility, prompting Berlin to write: “What is the problem with putting in a majority of minority requirement? Has Lukoil objected to this? We have to do what is best for all of the minority shareholders, not what is best for Lukoil.” Baker Botts advised Dilling that Berlin was “100% right” about the benefits of such a provision, and that “[m]ost squeeze out mergers have it.”

90. Lukoil, through Aton, continued to press Allen & Co. for a response to Lukoil’s offer. At Berlin’s suggestion, Dilling wrote to Lukoil on February 17, seeking permission to provide Whittier and Allen & Co. with a confidential “one pager updating the reserves and financials — that will all be public knowledge very shortly anyway.” Lukoil refused. Their objective, unimpeded by Dilling and Berlin, was to consummate the merger negotiations before public disclosure of Chaparral’s updated reserve study and year-end financials.

▲91. ▲Dilling met with Lukoil representatives in London on February 20. Lukoil ▲not only resisted offering more than $5.50 per share▲, they threatened retaliation against the public stockholders if the special committee ▲did not deliver a ▲deal on Lukoil’s terms. As recorded in lawyer notes taken at a meeting of the special committee the following day — which notes were withheld by the special committee in this litigation until plaintiffs filed a motion to compel their production:

Need to be able to deliver Allen ▲& Whittier to Lukoil to improve price. Lukoil threatened▲:

Shutting field in, wont dev., replace, board, terminate special cmtee, if no deal.

92. Recently drafted special committee minutes spell out the threat:

The Special Committee also noted that during the negotiations, Lukoil had threatened to shut-in the Company’s field, cease development activities at the field, replace the Board of Directors and terminate the Special Committee if no deal could be reached.

Mr. Dilling speculated that the Special Committee would need to be able to lock-up Allen & Company and Whittier Ventures to significantly improve the price. He noted that Lukoil threatened to replace the

Company’s Board of Directors, terminate the Special Committee, and shut in the Company’s field with no further development if no deal is reached.

93. On February 21, Petrie Parkman told the special committee that they could give a fairness opinion at $5.50 per share and that Chaparral was worth between $5.50 and $6.75 per share. Petrie Parkman placed greatest weight on its discounted cash flow analysis. They advised that their analysis was highly sensitive to oil prices and said that if oil prices dropped by $10 per barrel the valuation of Chaparral would drop by $1.50 per share. They failed to advise how their valuation would be affected by a rise in oil prices or an acceleration of production. Their analysis was based on a preliminary reserve estimate prepared by McDaniel & Associates Consultants Ltd. (“McDaniel”), which was dated as of December 31, 2005, and which assumed that drilling activity in 2006 and beyond would be at the same level as in 2005 and that oil prices would not increase from those at year-end 2005. Petrie Parkman’s analyses wholly ignored the fact that as oil prices rise, the profit percentage realized by Chaparral also rises. Petrie Parkman also ignored the potential to accelerate production through use of multiple drilling rigs and thereby accelerate profitable cash flows.

94. At the February 21, 2006 special committee meeting, Joel Swanson of Baker Botts suggested “for purposes of the record” that the special committee members meet with Lukoil for a “face-to-face negotiation session,” even though the parties were already close on price.

95. Early on February 24, 2006, Dilling told Lukoil that a meeting in London had been arranged for March 2-3 and that he would have a “formal response to your $5.65 offer today.” That evening, Dilling advised Lukoil that the special committee would “support a price of $5.80 per share” and that Petrie Parkman would “provide a Fairness Opinion” at that price. Dilling did not condition this offer on the inclusion of a majority of the minority requirement, despite advice hours earlier from Baker Botts not to “fix the number firmly until we meet face to face and see the other terms.” Dilling wrote only that the offer was “subject to the successful negotiation of a definitive merger agreement.”

96. Lukoil responded by asking to see Petrie Parkman’s presentation materials to the special committee. Dilling asked Baker Botts, “is the presentation confidential to the cttee until we agree price??” Baker Botts and Berlin advised Dilling not to turn over the Petrie Parkman report. Berlin instructed Dilling, “Our job is to make the best deal we can for the minority shareholders . . . . I am afraid that if Lukoil sees that 5.50-▲5.65 is within the range that PP would support then they will not be inclined to go higher.”

97. Dilling asked Berlin “Why would you say ‘our job is to make best deal for minority shareholders?????’ ” Berlin thought Dilling needed instruction on that point, and sent him no less than three email replies to his query, including (i) an explanation of what it means to get the highest price possible, (ii) an excerpt from a Baker Botts memo on the duties of a special committee, and, finally (iii) an email that said, “What do you think is the responsibility of the special committee???”

98. On February 27, Lukoil’s Movsumov wrote to Dilling and Berlin, saying that Lukoil had “decided to accept the price indicated” in their prior email “in order to lock up these two g[u]ys and finalize with you all issue by the end of this week.” Presumably referring to Whittier and Allen & Co., Movsumov wrote: “It’s a good chance for shareholders to make this deal — to sign with us lock up agreement and than to sell their shares.”

99. Dilling responded to Lukoil, saying “we will now need a formal offer from Lukoil so that PP can then issue their fairness opinion.” Berlin wrote back an hour later to Lukoil, saying that he and Baker Botts “have some concerns about disclosure and it is probably better that we do not have a formal offer at this point.”

100. Lukoil delivered a formal offer on February 27 to buy all outstanding shares at $5.80 per share. The offer was labeled confidential, and it was expressly conditioned on Whittier and Allen & Co. entering into voting agreements. No public disclosure was made.

101. Dilling asked Lukoil on March 1 to have Aton contact Whittier and Allen & Co. and “let them know that Lukoil will purchase their shares immediately with minimum conditions at $5.80.” Whittier’s Jeff responded to Dilling’s email, and advised: “Whittier would accept $5.80 subject to the ‘minimum conditions’

being acceptable.” Allen & Co. did not express a view as to whether it would sell its shares for $5.80. Lukoil never offered to buy shares outright from Whittier or Allen & Co. for $5.80 per share.

102. Dilling, Berlin and Baker Botts met with Lukoil representatives in London on Thursday, March 2 and continuing on the morning of Friday, March 3. The most critical open issue in the merger agreement was whether a majority of the public stockholders would have the power to reject the Merger.

103. On Sunday afternoon, March 5, 2006, a lawyer representing Lukoil who attended the meetings circulated a draft merger agreement “revised to reflect comments of Friday morning.” The draft included a majority of the minority requirement.

104. On the morning of Monday, March 6, Lukoil’s Movsumov sent an email advising the group that a deal had been struck:

I’m glad to inform you and wanted to thanks Peter [Dilling] and Alan [Berlin] that they decided to support our Merger Agreement without provision Majority of Minority. Rich, Brian and Alexsandr you need to talk with Alan, Peter and Joel regarding indemnity.

Richard Wilkie, a senior lawyer for Akin Gump Strauss Hauer & Feld LLP, outside counsel to Lukoil, echoed: “Great news. Congratulations. We will speak to them in the morning.” Dilling replied, asking that Wilkie “liase and finalise with Joel Swanson [of Baker Botts] on this issue of indemnity.”

105. As apparent from this email chain▲, the critical concession on the majority of the minority provision was coupled with a deal on the issue of “indemnity.” Section 5.3 of the draft merger agreement of March 5 contained standard indemnity provisions that covered future counsel fees that may be incurred by the directors in future litigation. The executed version of the merger agreement, by contrast, provides that directors who find themselves in litigation concerning the Merger shall be compensated for their time spent in connection with their legal defense “based on a rate of $300 per hour.”

106. Dilling tried to distance himself from the self-interested quid pro quo he had struck on Sunday, instructing Swanson of Baker Botts on March 6: “I would like you alone to negotiate the indemnity clause with akin gump — only if absolutely necessary do i want alan or me to have to handle it directly — I find it more appropriate for you to take care of this on a counsel to counsel basis — ”

107. Berlin responded to Dilling as follows: “You and I need to be in agreement on how this is to work. . .and right now we are not...as you know from the email I sent you last night before you left London.”

108. Dilling’s email reply ▲linked the indemnity issue with the majority of the minority provision:

Alan — i am of course happy to discuss and reach agreement — but i am not going to allow you to demand other points as though they are non negotiable with [Akin Gump] and then change your mind — i never ever ever agreed to majority of minority and feel that it was inappropriate of you to make such a big deal of it without my agreement or support — this is my ultimate decision as chairman — i quite honestly don’t understand why you have changed your mind on m of m — nothing has changed —

. . .▲i have absolutely zero doubt that we can resolve so that we both agree with way forward — ▲i just ▲KNOW its smart to let Joel [Swanson of Baker Botts] do the negotiating in this scenario —

109. All that was left was the finalization of the merger documentation and the formality of a fairness opinion from Petrie Parkman.

The Defendants Delay Disclosure of Favorable News
Until the Merger Announcement

110. Chaparral had a wealth of favorable news that it could have reported prior to the announcement of the Merger, which would have dramatically affected the stock price, and necessarily affected Petrie Parkman’s analysis of the premium paid (if any). As the final days in the merger approval process ticked by, Chaparral’s directors continued to delay in releasing the news, depriving Petrie Parkman and themselves of critical information about the market’s unaffected assessment of the Company’s value.

111. It was not until the early morning of Monday, March 13, 2006, simultaneous with announcement of the Merger, that Chaparral issued a press release ▲that announced:

•	a 92% increase in total revenue in 2005, from $78.5 million to $150.6 million;

•	a 262% increase in net income in 2005, from $8.5 million to $30.8 million;

•	record annual oil production in 2005, up 25% to 3.5 million barrels (net of royalty), from 2.8 million barrels;

•	a 12% increase in proven reserves in 2005, from 40.6 million barrels (net of royalty) to 45.3 million barrels; and

•	plans to drill a further 12 wells in 2006, with drilling to recommence in the third quarter of 2006.

All of this information could have been disclosed sooner ▲and Chaparral could have announced additional positive news as well, such as the expected use of multiple drillings rigs, increased current production, and expected rapid growth in production by year-end.

112. Chaparral delayed releasing news about the expected timing and extent of resumed drilling activity▲. On February 6, 2006, KKM invited companies to submit bids for drilling services using two drilling rigs. On February 13, 2006, Talbott inserted ▲the following text (with emphasis added) to a draft Form 10-K that was circulated on March 3, 2006, to Dilling, Berlin and various Lukoil executives:

During 2005 KKM used one drilling rig provided by the Oil and Gas Exploration Krakow company. As of January 16, 2006 this contract for drilling expired. Currently KKM is not undertaking any drilling activity. KKM plan to operate two drilling rigs from July 1, 2006 and plan to drill 12 more wells by the end of 2006. Tendering procedures for drilling rigs have commenced. Two workover rigs will be operating at the field to complete new drills, transfer wells and the set-up of pumping units. During 2005 21 wells were converted to artificial lift.

The same text was included in the 10-K filed on March 17, 2006, after the announcement of the Merger.▲

113. On March 6, 2006, a Lukoil executive sent an email to Movsumov commenting that Chaparral’s draft 10-K conveys a “positive impression” and uses “positive words,” such as that current production is above the average for 2005, and that management “expects production from the Karakuduk Field to increase to nearly 17,000 barrels of oil per day (15,500 barrels per day net of royalties) by year-end 2006.” The following day, March 7, the same Lukoil executive recommended that Movsumov delete current production data from the Chaparral draft press release, because it “would emphasize that growth is continuing.” He suggested “add[ing] something a little negative to the report” about the absence of current drilling activity, in order to “smooth out the positive.” The press release of March 13 says nothing about current production data.

114. Petrie Parkman functioned as if it was unaware of KKM’s plan to accelerate drilling activity in the medium term through the use of multiple rigs. The McDaniel report, on which it relied, forecast that average daily production in 2007 would be only 14,010 barrels of oil per day, well below the level that management was expecting to reach by year-end 2006. On March 6, 2006, Petrie Parkman noted that it was apaprently assumed that “the near term development plan was still achievable despite no confirmed rigs.”▲

115. News of the dramatic increase in KKM’s oil reserves was known no later than March 3, 2006, when McDaniel ▲issued its formal evaluation of KKM’s crude oil reserves as of December 31, 2005. The McDaniel report showed that KKM’s proved reserves, net of royalties payable to third parties, were 45.3 million barrels, an increase of 12% from the ▲McDaniel’s estimate of a year earlier, and that gross proved and probable reserves were 70.3 million barrels, an increase of 13%.

116. On Thursday, March 2, Talbot advised Dilling and Berlin that the investor relations person for Chaparral, Olav Svela, was “very strongly of the opinion that the earnings / reserve data should be released on Monday and the LUKOIL buyout should be announced separately (preferably after three or four working days).”

117. As of Tuesday, March 7, Lukoil was expecting that the press release concerning Chaparral’s 2005 results would be ready for release on Friday, March 10. During the course of the week, a dispute arose over the content of the press release. Lukoil wanted to compare the fourth quarter results to the third quarter results, rather than comparing them to the prior year’s fourth-quarter results. Talbot sought the intervention of the special committee, writing: “As with any press release, I think we should be accentuating the positive but I am not sure this is what I have been instructed to do.” On March 10, the issue date of the press release was changed to March 13.

118. On March 10, the question arose whether to announce the earnings in advance of the Merger. Talbot described the problem created by the Board’s decision to sell Chaparral at a time when the market was unaware of material information (with emphasis added):

I just wanted to give you a gist of Olav’s problem. In many ways I sympathise with him but I think a call from you may help.

Olav feels that the offer for the minority shares has been accepted by Lukoil based on the possession by them of information not in the public domain. This is certainly true as they have the reserves report and the draft earnings figures for 2005. What Olav does not appreciate though is how little impact these two bits of information have on their decision. My point to Olav is that any majority shareholder that actively manages their investment is always going to be in the position of having insider knowledge.

We are caught all ways. If we release the earnings first then the stock trades up above the agreed price we end up having to take the grief of selling at a discount. Also we are probably allowing a false market to develop.

If we release news of the merger with or before the earnings then shareholders will scream of a stitch up claiming that we did not get the full worth for the shares.

I would say “stuff Olav” but we do not have an alternate investor relations person at the moment. . .

The Unfairness of the Merger Terms

119. Petrie Parkman delivered its ▲formal valuation presentation on Friday, March 10. Petrie Parkman reported that the $5.80 merger price represented an implied premium of 10.5% over the then-current market price of $5.25. The presentation book nowhere mentioned the market’s lack of current information about the Company’s financial results, reserves, and drilling program, or Lukoil’s opportunism in timing the Merger during the informational vacuum following the announcement of the suspension of drilling activity.

120. Petrie Parkman calculated DCF values based on four different pricing scenarios. The scenario that used futures-market oil prices for the years 2006 to 2010 and ▲assumed no increase in the price of oil for the subsequent ten years produced a range of $5.71 to $6.69 per share. The scenario that assumed a constant price of $65 per barrel produced a nearly identical range of $5.56 to $6.49 per share. Even though the then-spot price of oil was $62.41 per barrel, Petrie Parkman included scenarios that assumed constant prices over 20 years of $45 per barrel and $55 per barrel. No scenario assumed a ▲rise in oil prices beyond then-current expectations.

121. ▲Petrie Parkman erroneously assumed that KKM would realize 70% of the benchmark price under each of its pricing scenarios. In fact, as oil prices increase the realization percentage also increases. Petrie Parkman’s own data shows that KKM realized 72% of the average price of West Texas Intermediate (“WTI”) oil in 2005 (a time period when the average price of WTI oil was $56.58 per barrel) and realized a much lower percentage in prior years, when oil was even cheaper. Petrie Parkman erroneously lifted the 70% assumption from the McDaniel report, which had assumed a constant Brent oil price of $58.87 per barrel.

122. Petrie Parkman relied on a management estimate that KKM would be required to sell 7% of its annual production on the domestic market in Kazakhstan at below-market prices. Yet KKM’s contract with the Government of Kazakhstan allows all production from the Field to be exported, and Chaparral disclosed in its Form 10-K that it was “taking steps to reduce our local market obligations and to obtain an export quota that will enable us to sell all of our crude oil production on the export market.” ▲KKM has exported an increasing percentage of its output over time. It exported 92% of its production in 2004, 94% of its production in 2005, and 96% of its production in the first quarter of 2006 (as well as the second quarter of 2006). Petrie Parkman’s cash flow projections wholly ignored ▲KKM’s (and Lukoil’s) demonstrated ability ▲to influence positively the export policy of the Government of Kazakhstan.

123. Petrie Parkman assumed that production would increase at the level rate assumed in the McDaniel report for 2006 and subsequent years. Petrie Parkman did not take into account KKM’s plans to use multiple drilling rigs to accelerate the production program. To the contrary, Petrie Parkman advised the special committee that it had increased the discount rate it applied to KKM’s proved reserves due to the supposed uncertainty of KKM’s ability to obtains rigs and meet the McDaniel drilling projections for the remainder of 2006.

124. For purposes of its comparable transaction analysis, Petrie Parkman looked at Kazakhstan property transactions dating back to 2003, to North American corporate transactions dating back to 2001, and to former Soviet Union and European corporate transactions and offers for control dating back to 1997. Petrie Parkman did not make any adjustments for the fact that oil prices had risen dramatically in recent months.

125. Petrie Parkman consistently used transaction parameter ranges that were lower than the observed medians of comparable transactions. For example, Petrie Parkman’s observed median multiple ▲based on proved reserves was $10 per barrel of oil equivalent (“boe”), yet its transaction parameter range was $7.50 to $10 per boe. Its observed median multiple based on discreetionary cash flow over the last twelve months was 5.7 for North American transactions and 8.9 for FSU and European transactions, yet its transaction parameter range was 3.5 to 4.5.

126. Petrie Parkman’s transaction parameter ranges for its comparable company analysis were similarly skewed downward from observed median multiples.

▲127. ▲Petrie Parkman also skewed its premium analysis. The observed median ▲premiums for 66 cash-out transactions by acquirers who already owned 50.1% to 80% of the stock was 30% over the market price one day prior, 31% over the market price 30 days prior, and 33% above the market price 60 days prior. In the case of Chaparral, recent stock market prices should have been ignored, due to the artificial effect of not disclosing favorable news following the announcement of the temporary drilling suspension. Yet Petrie Parkman used transaction parameter ranges of 10% to 30% over the stock price one day prior, and 20% to 30% over the stock price 30 days prior, which ranges were even lower than observed medians. The overall effect was not to ▲add an appropriate control premium ▲to the price artifically depressed by the drilling rig disclosure.

128. The merger price per barrel of proven reserves — a critical benchmark — is far less than the $12.52 per barrel that Lukoil paid when it acquired Nelson. Lukoil proposes to pay Chaparral’s public stockholders less than $9 per barrel of proven reserves. The disparity is even more marked because the Field produces high grade crude, known as “sweet” crude, which commands a premium over the “heavy” crude that comprises 36% of Nelson’s reserves.

129. Lukoil’s proposed Merger price has not been tested against competing bidders. None were solicited. The merger agreement contains a no-shop prohibition, affords Lukoil matching rights, and provides for a termination fee of up to $3 million. These deal protection devices are understandable only as an attempt to deter the mere possibility of any expression of interest by any third party. Lukoil would not allow any third party to out-bid it and obtain control of KKM. Lukoil stated in its press release announcing the merger agreement that its purpose is “to gain a full control of the venture.” Lukoil has also announced that it plans to move up from being the fourth-largest to the second-largest hydrocarbon producer in Kazakhstan (after the state-owned KazMunaiGaz), and that it intends to raise crude production in Kazakhstan by 40% in four years without acquiring new deposits.

▲130▲. ▲Information obtained subsequent to ▲the announcement of the Merger ▲confirms the Merger’s unfairness and its opportunistic timing.

131. In its Form 10-Q, filed on May 11, 2006, Chaparral announced the▲ prospect of utilizing three ▲drilling ▲rigs in the near term:

We have now identified two replacement rigs which we hope will allow us to recommence drilling at the field during May 2006. The two rig program means that we can expect to complete a further ten wells with a drilling program of some 38,400 meters drilled during the year. We are investigating the possibility of bringing a third rig to the field during July 2006. We hope to achieve an average production rate of approximately 13,400 bopd at the KKM field during 2006.▲

132. On August 8, 2006, Chaparral issued a pressrelease that confirms the signing of contracts on three drilling rigs and quotes Zilbermits as saying that with three drilling rigs, and forecasted daily production of 16,000 bopd net of royalties by year-end, Chaparral “is now able to accelerate the drilling program such that the overall results for the year are not projected to be impacted significantly by this suspension [of drilling operations].”

133. Indeed, Chaparral will soon exceed its prior production expectations. The McDaniel report did not forecast average daily production of 16,000 bopd until 2008.

134. The most marked effect of utilizing three drilling rigs is on production and cash flows in 2007 and beyond. Recently obtained information shows that the publicly disclosed drilling plan, upon which McDaniel and Petrie Parkman relied, was false.

135. The McDaniel report dated as of December 31, 2005, upon which Petrie Parkman relied, forecast the drilling of 67 wells between 2006 and 2010 and none thereafter, with a maximum producing well count of 109. (See Exhibit C.) That estimate is consistent with the disclosures in Chaparral’s year-end 10-K dated March 17, 2006, the first quarter 10-Q dated May 11, 2006, and the second quarter 10-Q, dated August 7, 2006, all of which forecast the “drilling of approximately 60 more wells” during the years 2006 through 2010.

136. Those disclosures and projections do not reflect reality. Chaparral’s third quarter 10-Q, dated November 9, 2005, referred to the drilling of “up to 110 more wells” during the years 2005 through 2009, which reflected a reserve estimate obtained in 2005 that led to an increase in the estimated number of wells required to develop the Field. Ever since December 2005, Lukoil has sought multiple drilling rigs to implement a larger, accelerated drilling program. Once it finally obtained three rigs, Chaparral announced on August 8, 2006 that KKM “plans to drill 35 wells during 2007.”

137. The extent of Lukoil’s planned drilling program is known only as a consequence of discovery in this litigation. A Lukoil-produced Russian-translated document shows that with three drillings rigs, KKM plans to drill and commission a total of 12 wells in 2006, 35 wells in 2007, 40 wells in 2008, 30 wells in 2009, and 31 wells in 2010. (See Exhibit B). By contrast6, the McDaniel report relied upon the Petrie Parkman forecast the drilling of 16 wells in each of 2006, 2007, 2008 and 2009, plus 3 wells in 2010, with none in subsequent years. (See Exhibit C).

138. This massive differential in the number of wells drilled means that KKM will soon be producing far more oil than McDaniel and Petrie Parkman assumed. Given the high price of oil, massive additional cash flows are being accelerated to the very-near future. Chaparral’s value is therefore dramatically higher than the range produced by Petrie Parkman’s discounted cash flow model.

139. Net income for the first quarter was $9.86 million, or 26 cents per share. Net income for the second quarter was $11.13 million, or 29 cents per share. Lukoil is buying Chaparral for only five times its annualized second quarter earnings. Net income is expected to increase dramatically in the second half of 2006 and thereafter, as oil prices have continued to rise and daily production will radically increase. (See Exhibit D).

The Unsupported Recommendation to Vote in Favor of the Merger

140. Notwithstanding the significant rise in oil prices since March 13, 2006, the now-implemented plan to accelerate production, and the record earnings for Chaparral in the first half of the year, the Chaparral Board continues to recommend that stockholders vote in favor of a Merger that was priced barely within the ranges of the flawed Petrie Parkman discounted cash flow analyses.

141. Chaparral’s definitive proxy statement, dated August 25, 2006 (the “Proxy Statement”) does not indicate that the special committee or the Board ever met subsequently to March 13, 2006 to discuss the Merger, or that any advisor has been retained to opine on the fairness of the Merger based on current data. The Board recommendation to vote in favor of the Merger is based solely on the recommendation made by the special committee on March 11, 2006.

142. The special committee and the Board have not and cannot contract away their fiduciary obligation not to recommend a Merger that is not in the best interests of stockholders at the time of the vote. Section 4.2 of the merger agreement expressly contemplates that “the Special Committee and the Board may each withdraw or modify its recommendation [if that is] reasonably likely to be required in order to satisfy its fiduciary duties to the Company’s stockholders under applicable law.”

143. The special committee’s articulated reasons for recommending the Merger do not withstand scrutiny except as a warning that Lukoil will breach its fiduciary duties and retaliate against the public stockholders if the Merger is not consummated. Not only does the special committee refer to “assertions made by LUKOIL during the negotiation process” — a veiled reference to Lukoil’s threat to shut in the Field and cease development — the special committee also states that it “believed it was not in the best interest of the minority shareholders to continue with LUKOIL as a majority stockholder and operator of the field.” Chaparral also discloses that “LUKOIL has informed us that, if the merger is not completed, it may re-evaluate our role within LUKOIL’s overall corporate strategy.” In other words, Lukoil has no intention of sharing with the public stockholders the benefits of high oil prices and the accelerated drilling program.

144. The special committee also refers to “uncertainty surrounding whether LUKOIL would provide the necessary capital investment to complete the railroad” and “uncertainty surrounding whether LUKOIL would provide the necessary capital investment to complete the wells.” These are not real issues.

145. Chaparral does not depend on financing from Lukoil. Chaparral depends on Lukoil’s fiduciary responsibility to cause KKM to make use of its own resources. As stated in the Form 10-Q filed on August 7, 2006: “We expect to finance the continued development of the Karakuduk Field primarily through cash flows from the sale of oil.” There is also abundant financing available to Chaparral if it chooses to seek it.

146. Uncertainty about financing for the railroad track is hardly a reason to support the Merger. Lukoil has produced in litigation an economic analysis stating that the railroad track is slated for completion in November 2006, its total cost is only $13.5 million, and its net present value is $62.2 million (using a discount rate of 15%), chiefly because transporting oil by rail is cheaper and it allows KKM to obtain an 8% increase in the sale price of the oil. Petrie Parkman’s fairness opinion analysis made no effort to quantify the benefit from the railroad track — even though its earlier advocacy materials calculated that the railroad track would produce benefits in excess of $1 per share.

147. Many of the special committee’s stated reasons for recommending the Merger are obsolete in light of the passage of time, such as “the [then-]current market prices of our common stock,” “our historical stock prices,” “the vulnerability of our stock price to changes in international oil prices,” “the fact that . . . the transaction was negotiated at a time when the oil prices were believed to be high but weakening,” the “short-term market discount” arising from Lukoil’s acquisition of control of Chaparral, the systematic reduction in the holdings of Allen & Company in the second half of 2005, or even the fact that Petrie Parkman issued a fairness opinion on March 10, 2006 “as of that date.”

148. Other stated reasons are nonsensical, such as the “premium over trading prices in the first half of 2006.” Before the fraudulent announcement of the lost drilling rig, the stock was trading above $6 per share. Favorable news was suppressed thereafter. Ever since March 13, 2006, the stock price has been tied to the

Merger price. The special committee also relies nonsensically on the fact that Allen & Co. gradually sold 1.1 million shares in 2005 at an average price of $5.46 per share. A blockholder’s willingness to sell down an illiquid block at market prices hardly supports the fairness of a Merger the following year, amidst much higher oil prices, at virtually no premium to that average price.

149. Other of the reasons supposedly supporting the substantive fairness of the Merger are wholly unquantified and untethered from an evaluation of the Merger price, such as Chaparral’s “limited exploration properties or prospects,” political risk, the undiversified nature of Chaparral’s assets and revenue base, the low probability of another buyer makng an offer, and the limited trading volume of the common stock.

150. The special committee also invokes the availability of appraisal rights, without mentioning that Lukoil negotiated for the right to walk away from the Merger if only 10% of the public stockholders demand appraisal and, through its conduct, coerced stockholders not to demand appraisal. If Lukoil exercises its appraisal out, the public stockholders will be exposed to retaliation by a majority stockholder controlled by the Kremlin that threatened severe reetaliation during negotiations with the special committee, expressed an unwillingness to share profits with the public stockholders, breached its fiduciary duties, committed fraud with respect to the drilling rig disclosure in January 2006 and suppressed the disclosure of pertinent favorable information in subsequent weeks, including the undisclosed plan to accelerage production through the use of multiple drilling rigs.

151. The special committee points to the potentially negative factor of “the possibility that the price of oil could materially increase,” but does not explain how that factor “could be managed or mitigated by Chapareral” or is “outweighed by the potrential benefits of the Merger.” The availability of appraisal is no mitigation, because, as discussed above, Lukoil’s threats and past misconduct, coupled with its appraisal-out, coerce stockholders not to elect appraisal.

152. The Board’s recommendation that stockholders vote in favor of the Merger is hardly inconsequential, even in light of Lukoil’s voting power to impose the Merger. A stockholder who votes in favor of the Merger cannot perfect appraisal rights. Moreover, defendants in this litigation will likely argue that any stockholder who votes in favor of the Merger cannot collect damages for breach of fiduciary duty. ▲The Board’s recommendation that stockholders vote in favor of the Merger can only be understood as a willfully uninformed, self-interested effort to minimize personal liability for breach of fiduciary duty.

The False and Misleading Proxy Statement

153. In the five months that have elapsed since the announcement of the Merger, the defendants have had every opportunity to file an accurate proxy statement that contains all material facts, yet they have failed to do so.

154. Numerous critical facts relating to the special committee process and its negotiation efforts are undisclosed or falsely characterized in the ▲Proxy ▲Statement:

a. ▲The Proxy Statement fails to disclose that Lukoil made its merger proposal at a time when it simultaneously advised of the lost drilling rig.

b. The Proxy Statement fails todisclose that Lukoil made its merger proposal at a time when Chaparral was trading in the vicinity of $6 per share, and that the price plummeted upon the announcement of the lost drilling rig.

c. The Proxy Statement fails to disclose that Lukoil turned down the opportunity to renew the OGEC drilling rig, and that Lukoil failed to advise McDaniel, Petrie Parkman and the public of its strategy to expand and accelerate production through the use of multiple drilling rigs over a period of several years.

d. The ▲Proxy Statement fails to disclose that ▲in December 2005, Dilling encouraged Lukoil to ▲enter into discussions with Chaparral’s two major public stockholders and advised that one of them was interested in selling, that on January ▲24, 2006 Dilling tipped Lukoil that Petrie Parkman’s preliminary valuation range was $4-7, and ▲that Dilling told Lukoil on February 1, ▲2006 ▲that Petrie Parkman ▲was preparing what ▲he referred to as ▲“Advocacy Materials.”

e. The ▲Proxy Statement fails to disclose the substance of Petrie Parkman’s advocacy materials conveyed to Lukoil, except as an exhibit to plaintiffs’ amended complaint. There is no mention in the text of the Preliminary Proxy of Petrie Parkman’s financial analyses or value ranges, Chaparral’s expected gains from capital improvements, or Petrie Parkman’s analysis of how the timing of Lukoil’s approach “appears opportunistic.” The timing of the Merger in light of the timing of Chaparral’s public announcements is not even listed as a risk or potentially negative factor considered by the special committee.

▲f. ▲The Proxy Statement misleadingly states that the special committee “was under the impression,” controverted by Lukoil, that “Lukoil had threatened to shut our field in, cease development activities at the field, replace our board of directors and terminate the special committee if no deal could be reached.” The Preliminary Proxy does not state whenand if Lukoil delivered that threat.

▲g. ▲The ▲Proxy ▲Statement falsely states that the special committee “reluctantly decided to yield its position” on majority of the minority approval. Defendants do not disclose that Dilling professed that he “never ever ever agreed to majority of minority” and that he negotiated it away ▲when simultaneously negotiating for personal compensation for time spent defending shareholder litigation.

▲h. ▲The Proxy Statement fails to disclose that the special committee negotiated for a payment of $300 per hour for their time spent defending stockholder litigation.

i. The Proxy Statement fails to disclose that Petrie Parkman’s financial analysis assumed the accuracy of the McDaniel projection that 67 wells were expected to be drilled between 2006 and 2010.

155. The Proxy Statement attaches false public filings falsely stating that only “approximately 60 more wells” are expected to be drilled between 2006 and 2010, and fails to disclose that 148 wells are expected to be drilled in those years.

156. The Proxy Statement fails to disclose expected production, cash flows, and net income for 2006, 2007 and 2008.

157. The Proxy Statement fails to state why the Special Committee and the Board recommend that shareholders vote for the Merger, in light of current oil prices, current oil price forecasts, and the current plans of KKM.

Class Action Allegations

158. Plaintiffs bring this action pursuant to Court of Chancery Rule 23, on behalf of themselves and Chaparral’s other minority shareholders, other than the defendants and their respective affiliates (the “Class”).

159. This action is properly maintainable as a class action. Joinder of all class members is impossible. As of March 17, 2006, there were over 12 million publicly- traded shares that were held by more than one thousand shareholders of record.

160. Defendants have acted, or refused to act, on grounds generally applicable to, the Class as a whole making injunctive and other relief for the Class as a whole appropriate. Further, there are common questions of law and fact including, whether the defendants violated their fiduciary duties to the Class, whether the Merger is entirely fair, and whether and to what extent the Class has been injured.

161. Plaintiffs are committed to prosecuting this action and they will fairly and adequately protect the Class’s interests. Plaintiffs’ claims are typical and there are no material conflicts of interest between Plaintiffs and the Class as a whole. Plaintiffs are fully adequate to represent the Class in this matter.

162. The prosecution of separate actions by individual Class members would create an unreasonable risk of inconsistent adjudications. Resulting inefficiencies would unnecessarily burden the parties and the Courts.

COUNT I

(Breach of Fiduciary Duty Against Defendants Dilling and Berlin)

163. Plaintiffs repeat and reallege the foregoing allegations as if fully set forth herein.

164. As directors of Chaparral, defendants Dilling and Berlin each owed fiduciary duties to Chaparral’s minority stockholders, including obligations of loyalty, care and good faith. In their capacity as special committee members, Dilling and Berlin were charged with protecting the interests of minority holders, vested with the full power of the Board, and obliged to take all steps to protect minority stockholders from overreaching by Lukoil and its designees.

165. Dilling and Berlin failed utterly in their fiduciary duties. They ceded their authority over the retention of advisors and the budget of the special committee. They failed to investigate the suspension of drilling activity, allowed Lukoil to drive down the price of the stock, and failed to provide updated information to the marketplace. They gave away confidential valuation information to Lukoil, failed to negotiate at arms-length, and abdicated negotiating authority to public stockholders. They failed to adopt a shareholder rights plan that would prevent private stock purchases by Lukoil. They failed to press for a majority of the minority condition, and instead negotiated for themselves and their own indemnification rights at the expense of public stockholders. They approved the Merger without questioning a financial analysis that was internally inconsistent and inconsistent with information previously provided. They disseminated a materially false and misleading ▲Proxy Statement, and they failed to reconsider their recommendation that shareholders vote in favor of the Merger in light of current circumstances.

COUNT II

(Breach of Fiduciary Duty Against Defendants
Zilbermints, Timoshenko and Movsumov)

166. Plaintiffs repeat and reallege the foregoing allegations as if fully set forth herein.

167. As directors of Chaparral, defendants Zilbermints, Timoshenko and Movsumov each owed fiduciary duties to Chaparral’s minority stockholders, including obligations of loyalty, care and good faith. Those fiduciary duties could in no way be diluted by their ties to Lukoil.

168. In violation of their fiduciary duties to Chaparral and the class, Zilbermints, Timoshenko and Movsumov embarked on a scheme to facilitate Lukoil’s buyout of the minority stockholders at an artificially depressed price that did not reflect Likoil’s planned drilling program. They used their control over the affairs of Chaparral and KKM to allow drilling at KKM to be suspended. They withheld material information from the marketplace regarding the expected duration and impact of that temporary suspension, projected drilling plans, and ▲the financial results and operations of Chaparral. They exerted improper influence over the affairs of the special committee, promoted and approved an unfair, self-dealing Merger, ▲disseminated a false and misleading ▲Proxy Statement, and failed to reconsider their recommendation that shareholders vote in favor of the Merger in light of current circumstances.

COUNT III

(Breach of Fiduciary Duty Against ▲Defendants NRL and Lukoil)

169. Plaintiffs repeat and reallege the foregoing allegations as if fully set forth herein.

170. As direct and indirect majority ▲stockholders of Chaparral with actual control over the operations of Chaparral and KKM, NRL and Lukoil owe ▲fiduciary duties to the Plaintiffs and to the Class.

171. In violation of its fiduciary duties, Lukoil, in part through NRL, embarked on a scheme to ▲buy out the minority stockholders of Chaparral at an artificially depressed price that did not reflect expected future cash flows. Lukoil used its control over the affairs of Chaparral and KKM to allow drilling at KKM to be suspended. Lukoil withheld material information from the marketplace regarding the expected duration and impact of that temporary suspension▲ and ▲financial results and operations of Chaparral, including its plan to embark on an accelerated drilling program using multiple drilling rigs. Lukoil exerted improper influence over the affairs of the special committee, promoted an unfair, self-dealing Merger with NRL, and disseminated a false and misleading ▲Proxy Statement.

WHEREFORE, Plaintiffs pray for relief as follows:

A. Certifying a Class consisting of all holders of the common stock of Chaparral, other than defendants and their affiliates, from March 13, 2006, through the date of trial, certifying plaintiffs as ▲Class representatives and certifying their counsel as Class counsel;

B. Awarding damages;

▲C. ▲Temporarily enjoining the merger pending the supplemental disclosure of all material facts:

D. Awarding Plaintiffs their reasonable expenses and costs, including attorney’s fees and expert fees; and

E. Awarding such other relief as the Court may deem reasonable and appropriate.

▲/s/
David J. Margules (#2254)
Joel Friedlander (#3163)
James G. McMillan, III (#3979)
BOUCHARD MARGULES & FRIEDLANDER, P.A.
222 Delaware Avenue, Suite 1400
Wilmington, DE ▲19801
(302) 573-3500
▲Co Lead Counsel for Plaintiffs

OF COUNSEL:

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS, LLP
Jonathan M. Stein
Stuart A. Davidson
197 S. Federal Highway, Suite 200
Boca Raton, FL 33432
(561) 750-3000

Randall J. Baron
655 West Broadway, Suite 1900
San Diego, CA 92101-4297
(619) 338-4535

DATED: ▲August   , 2006

Exhibit A

KARAKUDUKMUNAI

To: Mr. Bogdan Michiula
Regional Manager
Oil and Gas Exploration
Company — Krakow,
Kazakhstan Branch Office

Dear Mr. Miciula,

Having read your letter No. 148/12 of 12/23/05, CJSC Karakudukmunai has considered your proposed rates and terms for extending the contract for the Skytop Brewster-75 drilling rig.

Unfortunately, we have not received a response regarding our request to lease a second drilling rig. In view of the fact that with the increased scope of drilling in 2006 we will have a total of 28 wells, CJSC Karakudukmunai hereby notifies you of our readiness to negotiate the terms for extending the current contract and to sign an additional contract for drilling in Karakuduk field. We also ask that you send us your proposals and conditions, taking into account the additional scope of work and the hiring of a second drilling rig.

Sincerely,
General Director	S. V. Akulyashin
CJSC Karakudukmunai

LUKI004540

Exhibit B

Concurred with	Approved by
Chief engineer	General manager
of the Karakudukmunay LLP	of the Karakudukmunay LLP
Zh. B. Yusupov	N. Ya.
Gibadullin
Concurred with
Chief geologist
of the Karakudukmunay LLP
N. L. Mannurov

Karakuduk Field Well Drilling Schedule
for 2006

For the Year 2006

			Project				Drilling Date		Advance,	Commissioning
Item No.	Field	Category	Site	Well No.	Cluster	Designation	Begin	End	m	Date	Notes

1	Karakuduk	Devel.	1	183	vertic.	produc.	09/15/06	10/06/06	3,200	10/22/06	rig No. 1
2	Karakuduk	Devel.	1	217n	“	injec.	10/11/06	11/03/06	3,200	11/18/06	rig No. 1
3	Karakuduk	Devel.	1	169	“	produc.	11/08/06	11/30/06	3,200	12/15/06	rig No. 1
4	Karakuduk	Devel.	1	168	“	produc.	12/05/06	12/27/06	3,200	12/31/06	rig No. 1

1	Karakuduk	Devel.	1	205	“	produc.	09/22/06	10/14/06	3,200	10/29/06	rig No. 2
2	Karakuduk	Devel.	1	206	“	produc.	10/19/06	11/10/06	3,200	11/25/06	rig No. 2
3	Karakuduk	Devel.	1	113	“	produc.	11/15/06	12/07/06	3,200	12/22/06	rig No. 2
4	Karakuduk	Devel.	1	109	“	produc.	12/12/06	12/31/06	3,200		rig No. 2

1	Karakuduk	Devel.		197	“	injec.	08/01/06	08/25/06	3,200	09/14/06	rig No. 3
2	Karakuduk	Devel.		140	“	produc.	09/09/06	10/02/06	3,200	10/14/06	rig No. 3
3	Karakuduk	Devel.		185	“	produc.	10/14/06	11/05/06	3,200	11/17/06	rig No. 3
4	Karakuduk	Devel.		220	“	produc.	11/17/06	12/12/06	3,200	12/22/06	rig No. 3

Total advance during 2006	38,400
Total number of wells during 2006	12
Total advance and commissioning for 2007	40,652
Total number of wells to be commissioned for 2007	14

LUKI006525

For the Year 2007

			Project					Drilling Date		Advance,	Commissioning
Item No.	Field	Category	Site	Well		Cluster	Designation	Begin	End	m	Date	Notes

1	Karakuduk	Devel.	1	161		vertic.	produc.	01/01/07	01/25/07	3,200	02/12/07	rig No. 1
2	Karakuduk	Devel.	1	152		“	produc.	02/05/07	02/28/07	3,200	03/14/07	rig No. 1
3	Karakuduk	Devel.		139		“	produc.	03/07/07	04/01/07	3,200	04/15/07	rig No. 1
4	Karakuduk	Devel.		151		“	injec.	04/08/07	05/03/07	3,200	05/17/07	rig No. 1
5	Karakuduk	Devel.		160		4	produc.	05/10/07	06/02/07	3,200	06/16/07	rig No. 1
6	Karakuduk	Devel.		213		4	Injec.	06/09/07	07/03/07	3,200	07/17/07	rig No. 1
7	Karakuduk	Devel.		269		4	produc.	07/10/07	08/02/07	3,200	08/16/07	rig No. 1
8	Karakuduk	Devel.		240		4	produc.	08/09/07	09/02/07	3,200	09/16/07	rig No. 1
9	Karakuduk	Devel.		166		4	produc.	09/09/07	10/03/07	3,200	10/17/07	rig No. 1
10	Karakuduk	Devel.		227		4	produc.	10/10/07	11/03/07	3,200	11/17/07	rig No. 1
11	Karakuduk	Devel.		210		4	produc.	11/10/07	12/03/07	3,200	12/17/07	rig No. 1
12	Karakuduk	Devel.		268		4	injec.	12/10/07	12/31/07	3,200		rig No. 1

1	Karakuduk	Devel.		201		vertic.	injec.	01/01/07	01/27/07	3,200	02/11/07	rig No. 2
2	Karakuduk	Devel.	1	99		12	produc.	02/14/07	03/11/07	3,200	01/21/07	rig No. 2
3	Karakuduk	Devel.		92		12	produc.	03/18/07	04/10/07	3,200	04/24/07	rig No, 2
4	Karakuduk	Devel.		34		12	produc.	04/17/07	05/10/07	3,200	05/24/07	rig No. 2
5	Karakuduk	Devel.		100		12	produc.	05/17/07	06/09/07	3,200	06/23/07	rig No. 2
6	Karakuduk	Devel.		128		9	produc.	06/16/07	07/09/07	3.200	07/23/07	rig No. 2
7	Karakuduk	Devel.		223	a	9	produc.	07/16/07	08/08/07	3,200	08/22/07	rig No. 2
8	Karakuduk	Devel.		223	b	9	produc.	08/15/07	09/07/07	3,200	09/21/07	rig No. 2
9	Karakuduk	Devel.		108		9	injec.	09/14/07	10/07/07	3,200	10/21/07	rig No. 2
10	Karakuduk	Devel.		123		8	injec.	10/14/07	11/06/07	3.200	11/20/07	rig No. 2
11	Karakuduk	Devel.		134		8	produc.	11/13/07	12/05/07	3,200	12/19/07	rig No. 2
12	Karakuduk	Devel.		133		8	produc.	12/12/07	transit.	3,200		rig No. 2

1	Karakuduk	Devel.		222		vertic.	produc.	01/08/07	01/02/07	3,200	01/16/07	rig No. 3
2	Karakuduk	Devel.		121		6	produc.	01/17/07	02/09/07	3,200	02/23/07	rig No. 3
3	Karakuduk	Devel.		218		6	produc.	02/24/07	03/19/07	3,200	04/02/07	rig No. 3
4	Karakuduk	Devel.		245		6	produc.	04/03/07	04/26/07	3,200	05/10/07	rig No. 3
5	Karakuduk	Devel.		246		6	produc.	05/03/07	05/26/07	3,200	06/09/07	rig No. 3
6	Karakuduk	Devel.		229		6	produc.	06/02/07	06/25/07	3,200	07/09/07	rig No. 3
7	Karakuduk	Devel.		171		6	produc.	07/02/07	07/25/07	3,200	08/08/07	rig No. 3
8	Karakuduk	Devel.		219		6	injec.	08/01/07	08/24/07	3,200	09/07/07	rig No. 3
9	Karakuduk	Devel.		237		6	produc.	08/31/07	09/23/07	3,200	10/07/07	rig No. 3
10	Karakuduk	Devel.		226		6	produc.	09/30/07	10/23/07	3,200	11/06/07	rig No. 3

LUKI006526

			Project				Drilling Date		Advance,	Commissioning
Item No.	Field	Category	Site	Well	Cluster	Designation	Begin	End	m	Date	Notes

11	Karakuduk	Devel.		162	6	produc.	10/30/07	11/22/07	3,200	12/06/07	rig No. 3
12	Karakuduk	Devel.		216	6	produc.	11/28/07	12/21/07	3,200		rig No. 3

Total advance during 2007	114,500
Total number of wells during 2007	35
Total advance and commissioning for 2008	155,152
Total number of wells to be commissioned for 2008	32
Total number of wells to be commissioned for 2006-2007	46
115,200

LUKI006527

For the Year 2008

Item			Project					Drilling Date		Advance,	Commissioning
No.	Field	Category	Site	Well		Cluster	Designation	Begin	End	m	Date	Notes

1	Karakuduk	Devel.		267		4	produc.	01/10/08	01/31/08	3,200	02/12/08	rig No. 1
2	Karakuduk	Devel.		224		4	injec.	02/06/08	02/27/08	3,200	03/12/08	rig No. 1
3	Karakuduk	Devel.		236		4	produc.	03/04/08	03/25/08	3,200	04/08/08	rig No. 1
4	Karakuduk	Devel.		244		3	produc.	03/31/08	04/21/08	3,200	05/05/08	rig No. 1
5	Karakuduk	Devel.		228		3	produc.	04/27/08	05/18/08	3,200	06/01/08	rig No. 1
6	Karakuduk	Devel.		243		3	produc.	05/24/08	06/14/08	3,200	06/28/08	rig No. 1
7	Karakuduk	Devel.		249		3	injec.	06/20/08	07/11/08	3,200	07/25/08	rig No. 1
8	Karakuduk	Devel.		174		3	produc.	07/17/08	08/07/08	3,200	08/21/08	rig No. 1
9	Karakuduk	Devel.		270		3	produc.	08/13/08	09/03/08	3,200	09/17/09	rig No. 1
10	Karakuduk	Devel.		271		3	injec.	09/09/08	09/30/08	3,200	10/14/08	rig No. 1
11	Karakuduk	Devel.		241		3	produc.	10/06/08	10/27/08	3,200	11/10/08	rig No. 1
12	Karakuduk	Devel.		274		3	produc.	11/02/08	11/23/08	3,200	12/07/08	rig No. 1
13	Karakuduk	Devel.		242		3	produc.	11/29/08	12/22/08	3,200	12/31/08	rig No. 1

1	Karakuduk	Devel.		133		8	produc.	transit.	01/04/08	3,200	01/22/08	rig No. 2
2	Karakuduk	Devel.		145		8	produc.	01/14/08	02/05/08	3,200	02/19/08	rig No. 2
3	Karakuduk	Devel.		259		8	produc.	02/11/08	03/05/08	3,200	03/19/08	rig No. 2
4	Karakuduk	Devel.		146		8	produc.	03/11/08	04/01/08	3,200	04/15/08	rig No. 2
5	Karakuduk	Devel.		131	p	11	produc.	04/07/08	04/28/08	3,200	05/12/08	rig No. 2
6	Karakuduk	Devel.		208		11	produc.	05/04/08	05/25/08	3,200	06/08/08	rig No. 2
7	Karakuduk	Devel.		130		11	produc.	05/31/08	06/21/08	3,200	07/05/08	rig No. 2
8	Karakuduk	Devel.		130	a	11	produc.	06/27/08	07/18/08	3,200	08/01/08	rig No. 2
9	Karakuduk	Devel.		121		11	produc.	07/24/08	08/14/08	3,200	08/28/08	rig No. 2
10	Karakuduk	Devel.		132		11	produc.	08/20/08	09/10/08	3,200	09/24/08	rig No. 2
11	Karakuduk	Devel.		189		7	injec.	09/16/08	10/07/08	3,200	10/21/08	rig No. 2
12	Karakuduk	Devel.		154		7	produc.	10/13/08	11/03/08	3,200	11/17/08	rig No. 2
13	Karakuduk	Devel.		215		7	produc.	11/09/08	11/30/08	3,200	12/14/08	rig No. 2
14	Karakuduk	Devel.		214		7	produc.	12/06/08	12/27/08	3,200		rig No. 2

1	Karakuduk	Devel.		163		5	injec.	01/05/08	01/28/08	3,200	02/11/08	rig No. 3
2	Karakuduk	Devel.		234		5	produc.	02/02/08	02/25/08	3,200	03/10/08	rig No. 3
3	Karakuduk	Devel.		81		5	produc.	03/02/08	03/23/08	3,200	04/06/08	rig No. 3
4	Karakuduk	Devel.		235		5	produc.	03/29/08	04/19/08	3,200	05/03/08	rig No. 3
5	Karakuduk	Devel.		266		5	produc.	04/25/08	05/16/08	3,200	05/30/08	rig No. 3
6	Karakuduk	Devel.		82		5	produc.	05/22/08	06/12/08	3,200	06/26/08	rig No. 3
7	Karakuduk	Devel.		164		5	produc.	06/18/08	07/09/08	3,200	07/23/08	rig No. 3
8	Karakuduk	Devel.		238		5	injec.	07/15/08	08/05/08	3,200	08/19/08	rig No. 3

LUKI006528

Item			Project					Drilling Date			Commissioning
No.	Field	Category	Site	Well		Cluster	Designation	Begin	End	Advance, m	Date	Notes

9	Karakuduk	Devel.		172		5	produc.	08/11/08	09/01/08	3,200	09/15/08	rig No. 3
10	Karakuduk	Devel.		85		5	produc.	09/07/08	09/28/08	3,200	10/11/08	rig No. 3
11	Karakuduk	Devel.		239		5	produc.	10/04/08	10/25/08	3,200	11/07/08	rig No. 3
12	Karakuduk	Devel.		265		13	produc.	11/01/08	11/22/08	3,200	12/05/08	rig No. 3
13	Karakuduk	Devel.		262	B	13	produc.	11/28/08	12/19/08	3,200	12/30/08	rig No. 3

Total advance during 2008	131,900
Total number of wells during 2008	40
Total advance and commissioning for 2009	287,052
Total number of wells to be commissioned for 2009	40
Total number of wells to be commissioned for 2006-2008	86

LUKI006529

For the Year 2009

Item			Project					Drilling Date		Advance,	Commissioning
No.	Field	Category	Site	Well		Cluster	Designation	Begin	End	m	Date	Notes

1	Karakuduk	Devel.		273		3	produc.	01/01/09	01/20/09	3,200	01/31/09	rig No. 1
2	Karakuduk	Devel.		225		3	produc.	01/24/09	02/14/09	3,200	02/25/09	rig No. 1
3	Karakuduk	Devel.		231		2	produc.	02/18/09	03/09/09	3,100	03/23/09	rig No. 1
4	Karakuduk	Devel.		247		2	produc.	03/14/09	04/04/09	3,200	04/18/09	rig No. 1
5	Karakuduk	Devel.		250		2	injec.	04/10/09	04/30/09	3,200	05/14/09	rig No. 1
6	Karakuduk	Devel.		83		2	produc.	05/05/09	05/25/09	3,200	06/08/09	rig No. 1
7	Karakuduk	Devel.		232		2	produc.	05/30/09	06/19/09	3,200	07/03/09	rig No. 1
8	Karakuduk	Devel.		248		2	produc.	06/24/09	07/14/09	3,200	07/28/09	rig No. 1
9	Karakuduk	Devel.		251		2	produc.	07/19/09	08/08/09	3,200	08/22/09	rig No. 1
10	Karakuduk	Devel.		230		2	produc.	08/13/09	09/02/09	3,200	09/16//09	rig No. 1
11	Karakuduk	Devel.		272		2	produc.	09/07/09	09/27/09	3,200	10/11/09	rig No. 1
12	Karakuduk	Devel.		254		1	produc.	10/02/09	10/22/09	3,200	11/05/09	rig No. 1
13	Karakuduk	Devel.		255		1	produc.	10/27/09	11/16/09	3,200	11/30/09	rig No. 1
14	Karakuduk	Devel.		257		1	injec.	11/21/09	12/11/09	3,200	12/25/09	rig No. 1
15	Karakuduk	Devel.		253		1	injec.	12/16/09	transit.	3,200		rig No. 1

1	Karakuduk	Devel.		209		7	produc.	01/02/09	01/23/09	3,200	02/06/09	rig No. 2
2	Karakuduk	Devel.		212		7	produc.	01/29/09	02/19/09	3,200	03/04/09	rig No. 2
3	Karakuduk	Devel.		203	c	10	produc.	02/25/09	03/18/09	3,200	04/02/09	rig No. 2
4	Karakuduk	Devel.		202		10	produc.	03/24/09	04/14/09	3,200	04/28/09	rig No. 2
5	Karakuduk	Devel.		204		10	injec.	04/20/09	05/11/09	3,200	05/25/09	rig No. 2
6	Karakuduk	Devel.		207		vertic.	injec.	05/16/09	06/05/09	3,200	06/19/09	rig No. 2
7	Karakuduk	Devel.		211		“	injec.	06/10/09	06/29/09	3,200	07/13/09	rig No. 2
8	Karakuduk	Devel.		184		“	produc.	07/04/09	07/23/09	3,200	08/06/09	rig No. 2
9	Karakuduk	Devel.		25		“	produc.	07/28/09	08/16/09	3,200	08/30/09	rig No. 2

1	Karakuduk	Devel.		157		13	produc.	01/01/09	01/19/09	3,200	02/02/09	rig No. 3
2	Karakuduk	Devel.		264		13	Injec.	01/25/09	02/13/09	3,200	02/27/09	rig No. 3
3	Karakuduk	Devel.		80		13	Injec.	02/16/09	03/07/09	3,200	03/21/09	rig No. 3
4	Karakuduk	Devel.		261		13	produc.	03/13/09	04/01/09	3,200	04/15/09	rig No. 3
5	Karakuduk	Devel.		135		13	injec.	04/07/09	04/26/09	3,200	05/10/09	rig No. 3
6	Karakuduk	Devel.		263		13	produc.	05/02/09	05/21/09	3,200	06/04/09	rig No. 3
7	Karakuduk	Devel.		260		13	produc.	05/27/09	06/15/09	3,200	08/29/09	rig No. 3

Total advance during 2009	96,000
Total number of wells during 2009	30
Total advance and commissioning for 2010	383,052
Total number of wells to be commissioned for 2010	31
Total number of wells for 2006-2009	117
Rig No. 2 will be freed up on 08/16/09
Rig No. 3 will be freed up on 06/15/09

LUKI006530

For the Year 2010

Item			Project				Drilling Date			Commissioning
No.	Field	Category	Site	Well	Cluster	Designation	Begin	End	Advance, m	Date	Notes

1	Karakuduk	Devel.		253	1	injec.	transit.	01/05/10		01/19/10	rig No. 1
2	Karakuduk	Devel.		252	1	produc.	01/10/10	01/30/10	3,200	02/13/10	rig No. 1
3	Karakuduk	Devel.		86	1	produc.	02/04/10	02/26/10	3,200	02/11/10	rig No. 1
4	Karakuduk	Devel.		256	1	produc.	03/03/10	03/25/10	3,200	03/08/10	rig No. 1
5	Karakuduk	Devel.		233	1	produc.	04/01/10	04/23/10	3,200	05/08/10	rig No. 1

Total advance during 2010	96,000
Total number of wells during 2010	30
Total advance and commissioning for 2010	383,052
Total number of wells to be commissioned for 2010	31
Total number of wells for 2006-2010	117

Rig No. 1 will be freed up on 04/23/10

Drilling manager	V. I. Nazarov

LUKI006531

Exhibit C

KARAKUDUKMUNAY JSC

Evaluation of Crude Oil Reserves
Based on Constant Prices and Costs

As of December 31, 2005

Prepared For:

Karakudukmunay JSC
Microregion 3, Build. 82
Aktau 466200
Republic of Kazakhstan

Prepared By:

McDaniel & Associates Consultants Ltd.
2200, 255 — 5th Avenue S.W.
Calgary, Alberta
T2P 3G6

March 2006

McDANIEL & ASSOCIATES
Consultants Ltd.

CSC001592

KARAKUDUKMUNAY JSC

Karakuduk Field — Kazakhstan
Forecast of Production and Revenues
Total Proved + Probable Reserves
Constant Price Case as of December 31, 2005

Property Gross Share of Production and Gross Revenues

	Crude Oil					Total
	Producing	Daily	Annual	Annual	Crude	Sales
	Well	Rate	Volume	Volume	Oil Price	Revenue
Year	Court	Bopd	Mbbl	MT	US$/bbl	US$M

2006	69	12,030	4,391	574	41.15	180,672
2007	80	14,010	5,114	668	41.15	210,408
2008	94	16,530	6,033	788	41.15	248,254
2009	105	18,510	6,756	883	41.15	277,991
2010	109	18,099	6,606	863	41.15	271,613
2011	109	16,936	6,182	808	41.15	754,357
2012	109	15,638	5,708	746	41.15	234,862
2013	109	14,216	5,190	678	41.15	213,532
2014	109	12,796	4,670	610	41.15	192,171
2015	109	11,516	4,203	549	41.15	172,948
2016	101	10,364	3,783	494	41.15	155,647
2017	93	9,327	3,404	445	41.15	140,077
2018	86	8,394	3,064	400	41.15	126,065
2019	80	7,554	2,757	360	41.15	113,454
2020	74	6,799	2,482	324	41.15	102,105
Rem	—	—	—	—	—	—
Total			70,343	9,189		2,894,357

Property Gross Share of Royalties, Expenses and Net Revenues

	State	State	Operating	Operating	Aband	Capital	Misc		Net Cash
	Royalties	Royalties	Costs	Costs	Costs	Costs	Taxes	Bonuses	Flow B. Tax
Year	US$M	%	US$M	US$/bbl	US$M	US$M	US$M	US$M	US$M

2006	15,084	8.3	23,930	5.45	—	46,689	—	—	94,969
2007	17,567	8.3	25,479	4.98	—	36,776	—	—	130,586
2008	20,727	8.3	27,452	4.55	—	37,032	—	—	163,044
2009	23,209	8.3	29,002	4.29	—	37,233	—	—	188,547
2010	22,694	8.3	29,008	4.39	—	15,775	—	—	204,336
2011	21,236	8.3	28,435	4.60	—	11,944	—	1,200	191,542
2012	19,609	8.3	27,796	4.87	—	9,420	—	—	178,038
2013	17,828	8.3	27,096	5.22	—	4,394	—	—	164,214
2014	16,044	8.3	26,395	5.65	—	4,369	—	—	145,364
2015	14,439	8.3	25,764	6.13	—	4,345	—	—	128,399
2016	12,995	8.3	24,770	6.55	—	2,952	—	—	114,931
2017	11,695	8.3	23,864	7.01	—	2,819	—	—	101,699
2018	10,525	8.3	21,599	7.05	—	2,697	—	—	91,243
2019	9,472	8.3	19,406	7.04	—	1,250	—	—	83,324
2020	8,525	8.3	17,283	6.96	3,930	1,250	—	—	71,117
Rem	—	—	—	—	—	—	—	—	—
Total	241,649	8.3	377,281	5.36	3,930	218,945	—	1,200	2,051,353

Company Share Summary Before Income Tax

	Gross	Net			NPV	NPV	NPV	NPV
	Annual Oil	Annual Oil	Net Cash	Cash	B.T. at	B.T. at	B.T. at	B.T. at
	Production	Production	Flow B. Tax	Flow B.T.	50%	10.0%	15.0%	20.0%
Year	Mbbl	Mbbl	US$M	US$M	US$M	US$M	US$M	US$M

2006	4,391	4,024	94,989	94,969	92,680	90,550	68,559	86,695
2007	5,114	4,687	130,586	225,555	121,370	113,190	105,889	99,340
2008	6,033	5,530	163,044	388,599	144,322	128,476	114,964	103,360
2009	6,756	6,192	188,547	577,146	158,949	135,066	115,605	99,606
2010	6,606	6,054	204,336	781,482	164,056	133,069	108,944	89,956
2011	6,182	5,666	191,542	973,024	146,461	113,398	88,803	70,270
2012	5,708	5,231	178,038	2,151,062	129,653	95,821	71,776	54,410
2013	5,190	4,756	164,214	1,315,276	113,891	80,346	57,567	41,836
2014	4,670	4,281	145,364	1,460,640	96,012	64,657	44,312	30,861
2015	4,203	3,852	128,399	1,589,039	80,773	51,920	34,036	22,716
2016	3,783	3,467	114,931	1,703,970	68,857	42,249	26,492	16,945
2017	3,404	3,120	101,699	1,805,669	58,028	33,986	20,384	12,495
2018	3,064	2,808	91,243	1,896,9l2	49,583	27,720	15,903	9,342
2019	2,757	2,527	83,324	1,980,236	43,124	23,013	12,628	7,109
2020	2,482	2,274	71,117	2,051,353	35,053	17,856	9,373	5,056
Rem	—	—	—	2,051,353	—	—	—	—
Total	70,343	64,470	2,051,353	—	1,502,318	1,151,316	915,234	750,016

McDaniel & Associates
Consultants Ltd.

CSC001615

KARAKUDUKMUNAY JSC

Karakuduk Field — Kazakhstan
Forecast of Capital Costs — 2006$
Effective December 31, 2005

Proved Producing Reserves

	Capitalized
	Maint.	Total
Year	2006 US$M	2006 US$M

2006	856	856
2007	824	824
2008	768	768
2009	716	716
2010	—	—
2011	—	—
2012	—	—
2013	—	—
2014	—	—
2015	—	—
Total	3,164	3,164

Total Proved Reserves

	Production	Injection	Total	Production	Injection		Gas	Equipment &	Capitalized
	Wells	Wells	Wells	Wells	Wells	Workovers	Conservation	Facilities	Maint.	Total
Year	%	%	%	2006 US$M	2006 US$M	2006 US$M	2006 US$M	2006 US$M	2006 US$M	2006 US$M

2006	8	8	16	10,160	10,160	10,123	435	14,556	907	46,341
2007	14	2	16	17,780	2,540	3,000	—	10,000	1,045	34,365
2008	14	2	16	17,780	2,540	3,000	—	10,000	1,221	34,541
2009	8	8	16	10,160	10,160	3,000	—	5,000	1,327	29,647
2010	—	3	3	—	3,810	3,000	—	5,000	1,346	13,156
2011	—	—	—	—	—	3,000	—	—	1,315	4,315
2012	—	—	—	—	—	1,500	—	—	1,284	2,784
2013	—	—	—	—	—	1,500	—	—	1,253	2,753
2014	—	—	—	—	—	1,500	—	—	1,146	2,645
2015	—	—	—	—	—	1,500	—	—	1,049	2,549
2016	—	—	—	—	—	750	—	—	961	1,711
2017	—	—	—	—	—	750	—	—	881	1,631
2018	—	—	—	—	—	750	—	—	—	750
2019	—	—	—	—	—	750	—	—	—	750
2020	—	—	—	—	—	750	—	—	—	750
2021	—	—	—	—	—	—	—	—	—	—
2022	—	—	—	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—	—	—	—
Total	44	23	67	55,880	29,210	34,873	435	44,556	13,735	178,689
Individual well cost, $M				1,270	1,270

Total Proved + Probable Reserves

	Production	Injection	Total	Production	Injection		Gas	Equipment &	Capitalized
	Wells	Wells	Wells	Wells	Wells	Workovers	Conservation	Facilities	Maint.	Total
Year	%	%	%	2006 US$M	2006 US$M	2006 US$M	2006 US$M	2006 US$M	2006 US$M	2006 US$M

2006	8	8	16	10,160	10,160	10,123	435	14,556	1,255	46,689
2007	14	2	16	17,780	2,540	5,000	—	10,000	1,456	36,776
2008	14	2	16	17,780	2,540	5,000	—	10,000	1,712	37,032
2009	8	8	16	10,160	10,160	5,000	—	10,000	1,913	37,233
2010	—	3	3	—	3,810	5,000	—	5,000	1,965	15,775
2011	—	—	—	—	—	5,000	—	5,000	1,944	11,944
2012	—	—	—	—	—	2,500	—	5,000	1,920	9,420
2013	—	—	—	—	—	2,500	—	—	1,894	4,394
2014	—	—	—	—	—	2,500	—	—	1,869	4,369
2015	—	—	—	—	—	2,500	—	—	1,845	4,345
2016	—	—	—	—	—	1,250	—	—	1,702	2,952
2017	—	—	—	—	—	1,250	—	—	1,569	2,819
2018	—	—	—	—	—	1,250	—	—	1,447	2,697
2019	—	—	—	—	—	1,250	—	—	—	1,250
2020	—	—	—	—	—	1,250	—	—	—	1,250
2021	—	—	—	—	—	—	—	—	—	—
2022	—	—	—	—	—	—	—	—	—	—
2023	—	—	—	—	—	—	—	—	—	—
Total	44	23	67	55,880	29,210	51,373	435	59,556	22,491	218,945
Individual well cost, $M				1,270	1,270

All per well capital costs and total facility costs were estimated by Noslon Resources Ltd

McDaniel & Associates
Consultants Ltd.

CSC001620

Exhibit D

Plan, Budget, and Investment Program for the
Karakudukmunai Project for 2007-2008

CHAP022296

Plan, Budget, and Investment Program for the
Karakudukmunai Project for 2007-2008 (100%)

2007 (Brent $65/bbi)		Targets		Draft Plan		Draft Plan Variance from Targets
Indicator	Meas. Unit	Baseline (P90)	Optimized	Baseline (P90)	Optimized (P50)	For P90	For P50

Oil production — total	thous. t	832.0	832.0	832.0	832.0	0	0
Gas production — total	mil. m3	20.6	20.6	20.6	20.6	0	0
Production — total	mil. BOE	6.5	6.5	6.5	6.5	0	0
	thous. TCF	852.6	852.6	852.6	852.6	0	0
Investments	thous. $	66,200	66,200	94,608	94,608	28,408	28,408

2008 (Brent $63/bbl)		Targets		Draft Plan		Draft Plan Variance from Targets
Indicator	Meas. Unit	Baseline (P90)	Optimized (P50)	Baseline (P90)	Optimized (P50)	For P90	For P50

Oil production — total	thous. t	1049.0	1049.0	1049.0	1049.0	0	0
Gas production — total	mil. m3	97.0	97.0	57.7	57.7	(39)	(39)
Production — total	mil. BOE	8.8	8.8	8.5	8.5	0	0
	thous. TCF	1146.0	1146.0	1106.7	1106.7	(39)	(39)
Investments	thous. $	52,200	52,200	68,810	68,810	16,610	16,610

CHAP022297

Trends in Main Performance Indicators

							2007 — 2006
							(anticipated)
		2005	2006		2007	Draft	For P90	For P50	2008	Draft
Indicator	Meas. Unit	Actual	Plan	Anticipated	P90	P50	(abs.)	(abs.)	P90	P50

Reserves (proved, recoverable)	mil. BOE	38.3	38.3	38.3	38.3	38.3	38.3	38.3	38.3	38.3
Production — total	thous. BOE	3,851.9	5,343.2	5,363.0	6,358.9	6,358.9	995.9	995.9	8,017.6	8,017.6
Oil production — total	thous. T	504.0	699.1	701.7	832.0	832.0	130.3	130.3	1,049.0	1.049.0
Gas production — total	mil. m3	10.0	19.9	17.2	20.6	20.6	0.7	3.4	57.7	57.7
Avg. daily oil rate per well	t/day	26.0	26.3	26.3	28.2	28.2	1.9	1.9	26.0	26.0
Stock tank oil — total	thous. BOE	3,853	5,061	5.081	6,018	6,018	957	957	7,583.5	7,584
Generated resources	thous. t	504	698	698	830	830	132	132	1,046	1,046
Consolidated (without (taxes) revenue from self-generated resources	thous. $	151,903	166,375	201,520	292,652	292,652	91,132	91,132	357,634	357.634
Production and sales expenses	thous. t	62,133	83,443	84,409	99,427	99,427	15,018	15,018	121,107	121,107
Operational expenses for oil and gas production	thous. $	13,655	17,485	18,303	20,513	20,513	2,210	2,210	25,863	25,863
Depreciation and amortization	thous. $	23,613	33,394	33,394	37,860	37,860	4,466	4,466	45,540	45,540
General business and administrative expenses	thous. $	4,331	5,638	5,786	8,830	8,830	3,044	3.044	9,448	9,448
Oil exploration expenses	thous. $				0		0	0	0
Income/expenses from hedging of deliveries	thous. $				0		0	0	0
Commercial expenses	thous. $	18,952	25,055	25,055	29,905	29,905	4,850	4,850	37,705	37,705
Taxes reducing profit prior to profits tax	thous. $	1,582	1,871	1,871	2,320	2,320	449	449	2,552	2,552
Miscellaneous	thous. $				0		0	0	0
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	thous. $	104,908	113,102	148,188	231,199	231,199	83,011	83,011	280,067	280,067
Taxes on earnings	thous. $	23,696	31,435	58,702	102,016	102,016	43,314	43,314	170,876	170,876
Earnings/loss after taxes	thous. $	57,599	48,273	56,092	89,004	89,004	32,912	32,912	63,651	63,651
Minority interest in earnings (loss)	thous. $	13,824	11,586	13,462	21,361	21,361	7,899	7,899	15,276	15,276
Net earnings	thous. $	43,775	36,688	42,630	67,643	67,643	25,013	25,013	48,375	48,375
Free cash flow	thous. $	34,497	4,462	34,080	32,662	32,662	(1,418)	(1,418)	75,412	75,412
Investments, total (with long-term investments)	thous. $	32,891	55,810	57,850	94.608	94,608	36,758	36,758	68,810	68,810
Unit EBITDA	$/bbl	27.24	21.17	27.63	36.4	36.36	8.73	9	34.9	34.93
Unit net earnings	$/bbl	11.36	6.87	7.95	10.6	10.64	2.69	3	6.0	6.03
Unit production expenses	$/bbl	3.55	3.27	3.41	3.2	3.23	(0.19)	0	3.2	3.23
For reference: price of Brent crude	$/bbl	55	46	56	65.0	65	10	10	63.0	63

CHAP022298

Key Events and Implementation Dates
for the Karakudukmunai Project

•	Drilling of 35 wells; 32 wells put into operation by 12/31/2007

•	8/1/07 Construction and introduction of group metering station GU-6

•	1/1/07 Ensure a daily production level of 2280 t/day

•	4/1/07 Construction of VRP-4; completion of construction on Formation Pressure Maintenance system

•	12/1/07 Ensure a daily injection level of 3600 m3/day

•	12/1/07 Introduction of oil processing system at Central Oil Processing Plant

•	7/1/07 Introduction of telecontrol system at the field

•	12/31/07 Upgrading of the power supply system

•	7/1/08 Introduction of gas processing plant

CHAP022299

Trend in Raw Hydrocarbon Reserves in 2006-2008

	Current	Change in Reserves		Current	Change in Reserves		Current	Change in Reserves		Current
P90	Reserves as	in 2006 as a Result of		Reserves as	in 2007 as a Result of		Reserves as	in 2008 as a Result of		Reserves as
Reserves Category	of 1/1/2006	Production	Reevaluation	of 1/1/2007	Production	Reevaluation	of 1/1/2008	Production	Reevaluation	of 1/1/2009

Oil + Condensate
Proven, mil. bbl	32.9	27.6		27.6	21.5		21.5	14.0		14.0
Probable, mil. bbl	3.33
Possible, mil. bbl	3.84
Gas
Proven, mil. cub. ft	56,441	56,378		56,378	56,306		56,306	56,218		56,218
Probable, mil. cub. ft
Possible, mil. cub. ft

	Current	Change in Reserves		Current	Change in Reserves		Current	Change in Reserves		Current
P50	Reserves as	in 2006 as a Result of		Reserves as	in 2007 as a Result of		Reserves as	in 2008 as a Result of		Reserves as
Reserves Category	of 1/1/2006	Production	Reevaluation	of 1/1/2007	Production	Reevaluation	of 1/1/2008	Production	Reevaluation	of 1/1/2009

Oil + Condensate
Proven, mil, bbl	32.9	27.6		27.6	22.2		22.2	16.9		16.9
Probable, mil. bbi	3.33
Possible, mil. bbl	3.84
Gas
Proven, mil. cub. ft	56,441	56,378		56,378	56,303		56,303	56,208		56,208
Probable, mil. cub. ft
Possible, mil. cub. ft

CHAP022300

Main Production
Indicators (100%)

	Meas.	2005	2006	2007	2007/2006 Variance
Indicator	Unit	Actual	Anticipated	Draft	abs.	%

Oil production	thous.t	503.9	701.7	832.0	132.9	19.0%
Fluid production	thous.t	538.0	782.0	968.2	187.2	24.0%
Natural gas production	mil.m3	—	—	—	—	—
Water cut	%	6.5	10.5	14.1	3.6	34.1%
Active well stock	producers	62	77	102	25.0	32.5%
	injectors	9	16	23	7	43.8%
Production rate of 1 oil well	t/day	26.2	26.3	28.2	1.9	7.4%
Introduction of new producers	well	13	14	32	18	128.0%
Avg. oil production rate of new well	t/day	32.3	28.1	22.2	(3.3)	(13.0)%

CHAP022301

Well Count

			Actual Since
	Unit of	Actual	Beginning of	Anticipated	Plan for
Indicator	Meas.	2005	2006	for 2006	2007	+/−	%

Oil production, total	thous. T	504	292.9	701.7	832	131.8	118.8
Avg. oil rate for active wells	t/day	26	28.9	26.3	26	(0.3)	98.9
Development wells	WELLS	71	70	77	102	25	132.5
Active producers	WELLS	62	59	77	102	25	132.5
Idle	WELLS	2	3	5	3	(2)	60
Inactive	WELLS	9	11	0	0	0	0
In completion	WELLS	0	0	0	0	0	0
Abandoned	WELLS	0	0	0	0	0	0
Injectors	WELLS	9	11	16	23	7	143.8
Active injectors	WELLS	8	10	16	22	6	137.5
Idle	WELLS	0	2	0	0	0	0
Inactive	WELLS	1	1	0	0	0	0
Abandoned	WELLS	0	0	0	0	0	0
Monitoring and pressure — observation wells	WELLS	0	0	0	0	0	0
New producers brought on stream	WELLS	13	2	14	32	18	228.6
incl. from development drilling	WELLS	13	2	14	32	18	228.6
New injectors brought on stream	WELLS	2	2	7	7	(3)	50.0
Avg. oil rate of new wells	t/day	29	11	28.1	22.2	0	0

CHAP022302

Geological and Engineering Program

	Meas.				Dev. 2007/2006
Indicator	Unit	2005	2006	2007	abs.	%

Conversion to artificial lift	WELL	36	9	0	(9)	0.0%
— oil production	thous.t	14.5	27.3	0	(27.3)	0.0%
— avg. production rate per well	t/day	3.6	15.7	0	(15.7)	0.0%
EOR program	WELL	10	29	25	(4)	86.2%
— oil production	thous.t	121.6	68.8	23.7	(45.1)	34.4%
— avg. production rate per well	t/day	5.3	5.5	5.8	0.3	105.5%
Water isolation operations	WELL	0	1	4	3	400.0%
— oil production	thous.t	0	0.1	1.4	1.3	1103.2%
— avg. production rate per well	t/day	0	2.7	6.9	4.2	255.6%
Hydrofracture	WELL	9	13	8	(5)	61.5%
— oil production	thous.t	5.3	59.4	16.3	(43.0)	27.5%
— avg. production rate per well	t/day	6.2	30.9	12.4	(18.5)	40.1%
Bottomhole treatment (BHT)	WELL		8	6	(2)	75.0%
— oil production	thous.t	116.3	9.4	6.0	(3.4)	64.2%
— avg. production rate per well	t/day	4.9	8.4	5.0	(3.4)	59.5%
Sidetracking	WELL	0	0	0	0.0	0.0%
— oil production	thous.t	0	0	0	0.0	0.0%
— avg. production rate per well	t/day	0	0	0	0.0	0.0%
Hydrodynamic methods (recompletions)	WELL	0	0	0	0.0	0.0%
— oil production	thous.t	0	0	0	0.0	0.0%
— avg. production rate per well	t/day	0	0	0	0.0	0.0%
Injectors brought on stream	WELL	1	7	7	0.0	100.0%
— oil production	thous.t	0	0	0	0.0	0.0%
— avg. production rate per well	t/day	0	0	0	0.0	0.0%

CHAP022303

Workovers

		Meas.	2005	2006	2007	By Quarter				2008
No.:	Indicator	Unit	Actual	Anticipated	Draft Plan	Q1	Q2	Q3	Q4	Draft Plan
1	2	3	4	5	6	7	8	9	10	11

I.	Well workovers
1.	Avg. number of active crews	crew	1	2.4	3	3	3	3	3	3.8
2.	company	crew
3.	third-party	crew	1	2.4	3	3	3	3	3	3.8
4.	Number of workovers, incl.	work.	34	66	75	17	21	21	16	31
4.1	well completion after drilling at the expense of investment expenditures	work.	15	14	35	9	9	9	8	39
5.	performed by company crews	work.
6.	performed by third-party crews	work.	19	52	40	8	12	12	8	51
7.	Productive work time of crews — total	hrs.	8,673	21,120	26,025	6,409	6,489	6,552	6,560	11,470
8.	for workovers performed by company crews	hrs.
9.	for workovers performed by third-party organizations	hrs.	8,673	21,120	26,025	6,409	6,489	6,552	6,560	11,470
	Average duration of 1 workover	hrs.	255.1	320	347	377	309	312	410	370
	for workovers performed by company crews	hrs.
	for workovers performed by third-party organizations	hrs.	255.1	320	347	377	309	312	410	370
10.	Cost of 1 crew-hour		$263	330	348	348	348	348	348	365
11.	performed by company crews	$
12.	performed by third-party organizations		$263	330	348	348	348	348	348	365
13.	Cost of workovers, total	thous $	2281.1	6969.6	9056.7	2230.3	2258.2	2280.1	2282.9	4186.6
14.	performed by company crews	thous $
15.	performed by third-party organizations	thous $	1274.7	5491.2	4830.2	1049.6	1290.4	1302.9	1141.4	6887.6

Note:  expenses for well completion after drilling were accounted for in the investment program under the item “development drilling”

CHAP022304

Well Service Operations

			2007	By Quarter				2007
No.:	Indicator	Unit	Draft Plan	Q1	Q2	Q3	Q4	Draft Plan
1	2	3	6	7	8	9	10	11

	Well service operations
1.	Avg. number of active crews	crew	2	2	2	2	2	3
2.	company	crew
3.	third-party	crew	2	2	2	2	2	3
4.	Number of well service operations	ops.	127	32	31	33	32	191
5.	performed by company crews	ops.
6.	performed by third-party organizations	ops.	127	32	31	33	32	191
7.	Productive work time of crews — total	hrs.	6096	1512	1488	1560	1536	6144
8.	for service operations performed by company crews	hrs.	0	0	0	0	0	0
9.	for service operations performed by third-party organizations	hrs.	6096	1512	1488	1560	1536	6144
10.	Cost of 1 crew-hour		$313	313	313	313	313	313
11.	performed by company crews	$
12.	performed by third-party organizations		$313	313	313	313	313	313
13.	Cost of service operations, total	thous $	3810.00	945.00	930.00	975.00	960.00	5769.22
14.	for service operations performed by company crews	thous $
15.	for service operations performed by third-party organizations	thous $	3810.00	945.00	930.00	975.00	960.00	5769.22

CHAP022305

Main Production Risks under Options
P50 and P90

The main production risks that were taken into account when calculating the production and sales forecast for 2007-2008 are as follows:

•	Poor injection effect

•	Failure to achieve design flow rates in new wells

•	Reduced formation pressure

•	Disconnection of power by supplier

CHAP022306

Production Expenses

						Variance of 2006-2005
	Unit of	2005	2006	2006	2007	Anticipated		2008
Indicator	Meas.	Actual.	Plan	Anticipated	Plan	abs.	%	Plan

Production (operating) expenses for oil and gas production	thous. $	13,655	17,484	18,303	20,513	4,648	134%	25,863
Production payroll	thous. $	2,110	3,329	3,329	3,960	1,219	158%	4,237.2
Energy	thous. $	967	1,719	1,861	2,445	894	192%	3,194
Fuel	thous. $	528	784	784	798	256	148%	1,043
Production-related work and services	thous. $	7,308	8,565	9,112	8,935	1,804	125%	11,673
Repair of production-related fixed assets	thous. $	378	192	232	494	(146)	61%	645
Raw goods and materials (including auxiliary materials)	thous. $	1,128	1,154	1,250	1,815	122	111%	2,371
Insurance payments	thous. $	454	980	980	1,020	527	216%	1,333
Other production-related operating expenses	thous. $	783	762	756	1,046.3	(27)	97%	1,367
Production cost of 1 BOE without taxes and depreciation	$/bbl	3.55	3.27	3.41	3.23	(0.13)	96%	3.23

CHAP022307

Industrial Safety and
Environmental Protection

Main activities

		Planned Starting	Amount,
No.	Activity	Date and Duration	thous. $

1	Environmental protection and resource conservation	1/1/07-12/31/07	661.0
		1/1/08-12/31/08	661.0
2	Occupational safety and health	1/1/07-12/31/07	207.4
		1/1/08-12/31/08	205.4
3	Industrial safety	1/1/07-12/31/07	8.0
		1/1/08-12/31/08	8.0
	TOTAL:	2007	876.4
		2008	874.4

CHAP022308

Operations Schedule for 2006-2008 (P50)

LUKOIL
OVERSEAS HOLDING LTD

# Operations Schedule for 2006-2008 (P50)

CHAP022309

Trend in Investment Expenditures (100%)

							2007-2008
							(Anticipated)
		2005	2006		2007	Draft	For P90	For P50	2008	Draft
Expense Item	Meas. unit	Actual	Plan	Anticipated	P90	P50	(abs.)	(abs.)	P90	P50

TOTAL	THOUS. $	32,891	55,810	57,850	94,609	94,609	37,549	37,549	68,810	68,810
Investment in fixed assets	thous. $	32,891	55,360	57,400	94,183	94,183	37,313	37,313	68,610	68,610
Development drilling	thous. $	18,411	25,100	25,100	51,117	51,117	28,017	26,017	55,760	55,760
Exploratory drilling	thous. $		0	0	0	0
Well reconstruction and upgrading	thous. $	6,398	4,460	6,500	6,570	6,570	70	70	7,600	7,600
Geological exploration work classified as CAPEX (not related to specific wells)	thous. $		0	0	0	0	0	0	0	0
Purchase of equipment and other current assets not included in the construction estimate, total	thous. $	327	3,810	3,810	4,200	4,200	390	390	2,500	2,500
Construction	thous. $	7,755	21,460	21,460	32,296	32,296	10,836	10,836	2,750	2,750
Purchase of current assets and land	thous. $	0	0	0	0	0	0	0	0	0
Investment in Intangible assets	thous. $	0	0	0	0	0	0	0	0	0
Miscellaneous capital expenditures, including	thous. $	0	270	270	0	0	(270)	(270)
R&D	thous. $		260	260	0	0	(260)	(260)
Investment in current assets	thous. $	0	450	450	426	426	236	236	200	200
Program products, including	thous. $	0	190	190	426	426	236	236	200	200
Subsoil licenses	thous. $	0	0	0	0	0	0	0	0	0
Geological exploration	thous. $	0	260	260	0	0	0	0	0	0
Pre-paid expenses	thous. $	0	0	0	0	0	0	0	0	0
Investments in financial assets	thous. $	0	0	0	0	0	0	0	0	0

CHAP022310

Investment Program for 2007

Expenses in
Target of Investment	Thous.$

Development drilling	51,117.0
Equipment not included in the construction estimate	4,200.0
Construction	32,296.3
Program products	425.0
Well reconstruction	6,570.0
TOTAL	94,608.3

CHAP022311

Drilling Program

Technical Parameters of New Wells Brought on Stream in 2007

LUKOIL
OVERSEAS HOLDING LTD.

# Drilling Program

| Field | Well No. | Horizon | Date of introduction | Design flow rate, t/day | Production в 2008, thous. t | Capital investment, thous.$ | | | | Net Present Value (NPV), thous.$ | Profitability Index (PI), units | Discounted Payback Period (DPP), years | Internal Rate of Return (IRR), % |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| | | | | | | Development drilling | Field construction | Equipment | Total | | | | |
| Karakuduk | 152 | I | 02/25/07 | 30.8 | 9,025 | 1,197 | 162 | 190 | 1,549.0 | 3,211 | 20.09 | 2.0 | 117.7% |
| Karakuduk | 139 | I | 03/29/07 | 23.2 | 8,123 | 1,197 | 162 | 190 | 1,549.0 | 2,093 | 15.36 | 3.0 | 67.3% |
| Karakuduk | 151 | I | 04/30/07 | 31.0 | 3,535 | 1,197 | 162 | 190 | 1,549.0 | 3,266 | 20.32 | 2.0 | 120.9% |
| Karakuduk | 160 | I | 06/01/07 | 29.1 | 5,912 | 1,197 | 162 | 190 | 1,549.0 | 2,976 | 19.10 | 2.0 | 104.9% |
| Karakuduk | 213 | I | 07/01/07 | 29.8 | 5,174 | 1,197 | 162 | 190 | 1,549.0 | 3,055 | 19.43 | 2.0 | 109.0% |
| Karakuduk | 210 | I | 07/31/07 | 18.4 | 2,699 | 1,197 | 162 | 190 | 1,549.0 | 1,383 | 12.35 | 3.6 | 45.4% |
| Karakuduk | 267 | IV | 08/30/07 | 17.3 | 2,036 | 1,197 | 162 | 190 | 1,549.0 | 1,207 | 11.61 | 3.9 | 40.8% |
| Karakuduk | 236 * | II | 09/29/07 | 9.6 | 0,861 | 1,197 | 162 | 190 | 1,549.0 | 1,825 | 13.50 | 3.0 | 70.7% |
| Karakuduk | 224 | I | 10/29/07 | 30.7 | 1,870 | 1,197 | 162 | 190 | 1,549.0 | 3,227 | 20.16 | 2.0 | 118.6% |
| Karakuduk | 227 * | III | 11/28/07 | 8.9 | 0,223 | 1,197 | 162 | 190 | 1,549.0 | 979 | 10.13 | 4.1 | 38.7% |
| Karakuduk | 240 * | II | 12/28/07 | 10.3 | 0,039 | 1,197 | 162 | 190 | 1,549.0 | 2,061 | 13.38 | 3.0 | 84.6% |
| Karakuduk | 269 * | IV | 01/27/08 | 9.4 | | 1,197 | 162 | 190 | 1,549.0 | 1,764 | 12.61 | 3.0 | 66.4% |
| Karakuduk | 84 | I | 02/25/07 | 18.2 | 5,354 | 1,197 | 162 | 190 | 1,549.0 | 1,342 | 12.18 | 3.7 | 44.3% |
| Karakuduk | 100 | | 03/27/07 | 23.9 | 6,347 | 1,197 | 162 | 190 | 1,549.0 | 2,194 | 15.79 | 3.0 | 70.9% |
| Karakuduk | 92 | I | 04/26/07 | 21.5 | 5,100 | 1,197 | 162 | 190 | 1,549.0 | 1,836 | 14.27 | 3.0 | 58.7% |
| Karakuduk | 99 | I | 05/26/07 | 28.0 | 5,851 | 1,197 | 162 | 190 | 1,549.0 | 2,814 | 18.41 | 3.0 | 96.9% |
| Karakuduk | 223a | I | 06/27/07 | 18.0 | 3,210 | 1,197 | 162 | 190 | 1,549.0 | 1,312 | 12.05 | 3.7 | 43.5% |
| Karakuduk | 106 | I | 07/29/07 | 16.0 | 2,374 | 1,197 | 162 | 190 | 1,549.0 | 1,016 | 10.81 | 4.4 | 36.1% |
| Karakuduk | 223 | I | 08/30/07 | 15.9 | 1,875 | 1,197 | 162 | 190 | 1,549.0 | 1,003 | 10.75 | 4.5 | 35.8% |
| Karakuduk | 128 | I | 10/01/07 | 20.6 | 1,797 | 1,197 | 162 | 190 | 1,549.0 | 1,699 | 13.59 | 3.0 | 54.4% |
| Karakuduk | 259 * | IV | 11/02/07 | 5.9 | 0.337 | 1,197 | 162 | 190 | 1,549.0 | 910 | 8.98 | 3.8 | 42.4% |
| Karakuduk | 123 | I | 12/04/07 | 14.7 | 0.390 | 1,197 | 162 | 190 | 1,549.0 | 614 | 9.94 | 5.1 | 31.3% |
| Karakuduk | 133 | I | 01/05/08 | 14.2 | | 1,197 | 162 | 190 | 1,549.0 | 752 | 9.69 | 5.4 | 30.0% |
| Karakuduk | 146 | I | 02/06/08 | 15.6 | | 1,197 | 162 | 190 | 1,549.0 | 961 | 10.57 | 4.6 | 34.7% |
| Karakuduk | 221 | I | 03/11/07 | 27.8 | 7,606 | 1,197 | 162 | 190 | 1,549.0 | 2,780 | 18.26 | 3.0 | 95.2% |
| Karakuduk | 218 | I | 04/20/07 | 23.6 | 5,740 | 1,197 | 162 | 190 | 1,549.0 | 2,155 | 15.62 | 3.0 | 69.5% |
| Karakuduk | 237 * | II | 05/30/07 | 8.7 | 1,791 | 1,197 | 162 | 190 | 1,549.0 | 1,501 | 11.44 | 3.0 | 56.0% |
| Karakuduk | 226 * | III | 06/30/07 | 7.5 | 1,325 | 1,197 | 162 | 190 | 1,549.0 | 1,119 | 10.31 | 3.8 | 42.4% |
| Karakuduk | 171 | I | 07/31/07 | 23.0 | 3,368 | 1,197 | 162 | 190 | 1,549.0 | 2,068 | 15.25 | 3.0 | 66.4% |
| Karakuduk | 162 | I | 08/31/07 | 18.9 | 2,214 | 1,197 | 162 | 190 | 1,549.0 | 1,456 | 12.67 | 3.5 | 47.4% |
| Karakuduk | 245 | II | 10/01/07 | 13.4 | 1,168 | 1,197 | 162 | 190 | 1,549.0 | 620 | 9.12 | 6.0 | 27.1% |
| Karakuduk | 246 | II | 11/01/07 | 14.1 | 0.617 | 1,197 | 162 | 190 | 1,549.0 | 729 | 9.59 | 5.5 | 29.5% |
| Karakuduk | 216 | I | 12/02/07 | 16.4 | 0.524 | 1,197 | 162 | 190 | 1,549.0 | 1,374 | 12.32 | 3.6 | 45.2% |
| Karakuduk | 229 * | III | 01/02/08 | 9.1 | | 1,197 | 162 | 190 | 1,549.0 | 1,633 | 11.84 | 3.0 | 61.3% |
| Karakuduk | 219 | I | 02/02/08 | 20.9 | | 1,197 | 162 | 190 | 1,549.0 | 1,753 | 13.92 | 3.0 | 56.1% |
| TOTAL for field | | | | 644.1 | 94.9 | 41,895.0 | 5670.0 | 6650.0 | 54215.0 | | | | |

* - calculation took into account the technological effect of subsequent workovers

** - Capital investments are presented with account for unexpired expenses for 2008 (3,1 mil.$) for wells transferred to 2008

17

CHAP022312

Workover Program for 2007

						Efficiency Parameters
				Avg.		(In Terms of Workover Amount)				Minimum Production
				Production					Payback	Rate Increase per
	Number of			Rate	Effect in				Period	Operation to Ensure
	Operations,	Expenses, Thous.$		Increase,	2007,	NPV,	PI,	IRR	(PBP),	an IRR of 15%,
Type of Workover	ea.	Capital	Operating	T/Day	Thous. t.	Thous.$	Units.	%	Years	T/Day

Repair and insulation work	4	—	960	6.9	1.4	2,783.8	23.7	109%	3.0	1.3
Fracturing	8	3800	—	12.4	16.3	12,140.2	22.2	—	2.0	3.1
BHT	6	1080	—	5.0	6.0	3,966.9	23.8	—	1.0	1.0
Recompletions	3	—	405	1.7	1.7	618.2	11.5	406%	2.0	0.7
Development wells under	7	—	945	—	—	—	—	—	—	—
Fracturing (inj.)	4	1430	—	—	—	—	—	—	—	—
BHT (inj.)	2	270	—	—	—	—	—	—	—	—

CHAP022313

Construction Program

	Expenses in
Operation	2007, Thous.$	Total Cost	Comments

Construction:	32,296	38,032
GU-6	2,166	2,166	A group metering station is to be constructed as part of the field drilling and development plan
Expansion of the Central Oil Processing Plant (oil and gas processing system, injection system)	20,000	22,292	A gas processing plant (as part of the recycling project) is to be constructed and the Central Oil Processing Plant is to be upgraded. Operations to be completed at a cost of 2.3 mil. in 2008
Waste storage site	60	98	Work to be completed in 2006 (38 thous.$ in 2006)
Upgrading power supply system	7,950	9,048	Construction of 110 kV power lines (1.7 km), 35 kV power lines (30 km), upgrade of 110/35/10 service transformer ($1.1 mil. incurred in 2008)
Field telecontrol and automatic process control system	2,120	4,428	Implementation of automatic process control project, continuation of 2006 operations — $636 thous. Completion of operations and incurring of $1672 thous. in 2008)

CHAP022314

Information Technology and Information Security Program

	Expenses in	Total Cost
Work/Facilities	2007, Thous. $	of Work	Comments*

Real-time reporting system	20.00	30.00	Organizing automatic transmission of reporting forms as required by the LUKOIL Board of Directors. Protocols VA-8 of April 27, 2003 and 6 of March 12, 2004
Financial and management accounting system (stock and tax accounting)	126.00	240.00	Implementing a system of financial, tax, and stock accounting for business management
Creation of a unified Holding Company infrastructure. Communications channels	32.00	32.00	Establishing communications channels to connect the KKM network to the Lukoil Overseas Holding Company (LOHC) domain forest
Development of holding company infrastructure	94.00	502.00	Establishing KKM infrastructure in accordance with LOHC standards
Implementation of a enterprise infrastructure and user management system	32.00	32.00	Establishing KKM infrastructure in accordance with LOHC standards
CAPP document control system	60.00	65.00	Implementing an enterprise management system
Information security	175.00	175.00	Establishing KKM IT infrastructure in accordance with LOHC information security standards
TOTAL	539.00	1,076.00

CHAP022315

Ranking of Investment Program

Items /Operations

		PI15	NPV15	IRR,
Operation/Item	Investment Level, Mil.	%	MIL. $	%	Payback Period

1. Development drilling	51.1	12.1	42.7	42%	3.8
2. Upgrading wells	6.6	22.4	19.5	>100%	1.9
3. Upgrading the Central Oil Processing Plant (oil and gas processing system, injection system)	20.0	—	—	—	—
4. Upgrading the power supply system	7.9	—	—	—	—
5. Field telecontrol and automatic process control system	2.1	—	—	—	—

CHAP022316

Resource Generation and Allocation

							2007-2006
							(Anticipated)
		2005	2005		2007 Draft		For P90	For P50	2008 Draft
Expense Items	Meas. Unit	Actual	Plan	Anticipated	P90	P50	(abs)	(abs.)	P90	P50

Resources generated	thous.T.	504.00	698.00	698.00	829.65	829.65	131.65	131.65	1,046.00	1,046.00
Remainder at beginning of period	thous.T.	0.00	6.3	6.3	1.00	1.0	(5.30)	(5.30)	0.00	0.0
For delivery	thous.T.	503.06	698.0	698.0	829.65	829.7	131.65	131.65	1,046.00	1,046.0
Allocated resource	thous.T.	496.0	704.3	704.3	830.65	830.7	126.35		1,046.00	1,046.0
Royalties	thous.T.	40.0	60.0	61.0	66.00	66.0	5.00	5.00	80.00	80.0
Sale of oil	thous.T.	456.00	643.30	642.30	763.65	763.65	121.35		965.00	965.00
For export	thous.T.	430.00	585.30	584.30	703.65	703.65	119.35	119.35	905.00	905.00
For the domestic market (region)	thous.T.	26.0	58.0	58.0	60.00	60.0	2.00	2.00	60.00	60.0
Delivery to refineries	thous.T.	26.0	58.0	58.0	60.00	60,0	2.00	2.00	60.00	60.0
Remainder at end of period	thous.T.	6.3	1.0	1.0	1.00	1.0	0.00	0.00	1.00	1.0
Net proceeds from oil sales	mil.$	151.9	166.4	201.5	292.70	292.7	91.20	91.2	357.60	357.6
export	mil.$	147.2	161.2	195.2	285.70	285.7	90.50	90.5	349.05	349.0
domestic market	mil.$	4.75	5.20	6.30	7.00	7.00	0.70	0.70	8.55	8.55
Commercial expenses	mil.$	18.9	25.1	25.1	29.90	29.9	4.80	4.8	37.70	37.7
Proceeds taking into account commercial expenses and hedging	mil.$	133.0	141.3	176.4	262.80	262.8	86.40	86.4	319.90	319.9

CHAP022317

Structure of Oil and Gas Condensate Allocation

CHAP022318

Personnel Expenses

							2007-2006
							(Anticipated)
		2005	2006		2007 Draft		For P90	P50	2008 Draft
Expense Items	Meas. Unit	Actual	Plan	Anticipated	P90	P50	(abs.)	(abs.)	P90	P50

Personnel	thous. $	5,909.1	6,479.6	6,479.6	9,211.2	9,211.2	2,731.6	2,731.6	9,855.9	9,855.9
— payroll	thous. $	4,817.1	4,926.9	4,926.9	5,547.0	5,547.0	620.1	620.1	5,935.3	5,935.3
— income tax	thous. $						0.0	0.0	0.0	0.0
— bonuses	thous. $	0.0	462.0	462.0	476.0	476.0	14.0	14.0	509.3	509.3
— social payments	thous. $	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
— other payments and expenses related to personnel (incl. financial support for vacations)	thous. $	219.0	126.0	126.0	135.0	135.0	9.0	9.0	144.5	144.5
— cost of personnel agency services*	thous. $	0.0	0.0	0.0	1,440.0	1,440.0	1,440.0	1,440.0	1,540.8	1,540.8
— training expenses	thous. $	703.00	758.70	758.70	1,151.16	1,151.16	392.5	392.5	1,231.7	1,231.7
— health insurance	thous. $	20.0	20.0	20.0	96.0	96.0	76.0	76.0	102.7	102.7
— insurance	thous. $	150.0	186.0	186.0	186.0	186.0	0.0	0.0	199.0	199.0
— rent for employee housing	thous. $	0.0	0.0	0.0	96.0	96.0	96.0	96.0	102.7	102.7
— services per civil law contracts	thous. $	0.0	0.0	0.0	60.0	60.0	60.0	60.0	64.2	64.2
— miscellaneous expenses**	thous. $	0.0	0.0	0.0	24.0	24.0	24.0	24.0	25.7	25.7

CHAP022319

Breakdown of Office (Administrative)

							2007-2006
		2005	2006 r.		2007 r.	Draft	For P90	For P50	2008	Draft
No.	Name of Expense Item	Actual	Plan	Anticipated	P90	P50	(abs.)	(abs.)	P90	P50

1.	Personnel	2306	4102	4102	5269	5269	1167	1167	5638	5638
2.	Business development	203	228	229	344	344	115	115	368	368
3.	Expenses for social activity and philanthropy	174	60	60	91	91	31	31	97	97
4.	Expenses for maintenance of social infrastructure	0	0	0	0	0	0	0	0	0
5.	Rent, office, transportation	135	229	221	511	511	290	290	547	547
6.	Maintenance of computers and communication facilities	71	143	188	264	264	76	76	282	282
7.	Security, banking services, miscellaneous services of third-party organizations	1079	677	986	1184	1184	198	198	1267	1267
8.	Miscellaneous and contingency expenses	1388	0	0	0	0	0	0	0	0
	Office expenses (General Administrative Expenses), Total	5356	5639	5786	7663	7663	1877	1877	8200	8200
9.	in addition to — internal business with
	PO Personnel
	PO Sekondment
	MP LuKoil Overseas Service, Ltd.
10.	Office expenses (General Administrative Expenses), Total Including Internal Business	5356	5639	5786	7663	7663	1877	1877	8200	8200

Data for items 1-10 are given prior to distribution (reclassification) of General Administrative Expenses to other PPU items
Distribution (reclassificaton) of General Administrative Expenses to items:
	Geological exploration
	Production expenses
	Other operating expenses
11.	Office expenses (General Administrative Expenses), taking into account (slc)	5356	5639	5786	7663	7663	1877	1877	8200	8200

CHAP022320

Note: The General Administrative Expenses are indicated without amortization

Cash Flow for 2007-2008

LUKOIL
OVERSEAS HOLDING LTD.

# Cash Flow for 2007-2008

| Name of Item | 2005 | 2006 | | 2007 | draft | 2007 - 2008 (anticipated.) | |
|---|---|---|---|---|---|---|---|
| | actual | plan | anticipated | P90 | P50 | for P90(abs.) | for P50 (abs.) |
| OPERATIONAL ACTIVITY | | | | | | | |
| Proceeds from operational activity | 105,044.6 | 165,598.5 | 200,540.7 | 285,213.0 | 285,214.0 | 8,4672.3 | 84,673.3 |
| Net proceeds from oil and gas sales | 95,351.0 | 165,598.5 | 200,540.7 | 285,213.0 | 285,214.0 | 8,4672.3 | 84,673.3 |
| Other operational income | 8,693.6 | | | | | | |
| Extraordinary income | | | | | | | |
| Earned interest | | | | | | | |
| Earned dividends | | | | | | | |
| Payments for operational activity | 27,332.2 | 70,050.4 | 75,407.8 | 128,051.3 | 128,051.3 | 52,408.3 | 52,408.3 |
| Production expenses | 19,256.0 | 17,383.5 | 18,198.8 | 20,915.9 | 20,915.9 | 2,719.1 | 2,719.1 |
| Other operational expenses | | | | | | | |
| Commercial expenses | | 24,996.9 | 24,996.9 | 30,121.9 | 30,121.9 | 5,125.0 | 5,125.0 |
| General business and administrative expenses | | 5,481.2 | 5,625.1 | 7,403.4 | 7,403.4 | 1,778.3 | 1,778.3 |
| Extraordinary expenses | | 237.0 | 237.4 | 237.4 | 237.4 | 0.0 | 0.0 |
| Paid interest | | | | | | | |
| Tax payments | 8,076.2 | 21,951.8 | 26,668.9 | 69,372.7 | 69,372.7 | 42,783.8 | 42,783.8 |
| Cash flow from operational activity | 77,712.4 | 95,516.1 | 125,133.1 | 157,161.7 | 157,162.7 | 32,028.6 | 32,029.6 |
| INVESTMENT ACTIVITY | | | | | | | |
| Proceeds from investment activity | | | | | | | |
| Financing as part of investment programs | | | | | | | |
| Repayments of long-term loans | | | | | | | |
| Proceeds from the sale of long-term assets | | | | | | | |
| Payments for investment activity | 59,609.2 | 63,634.3 | 63,635.3 | 107,234.0 | 107,235.0 | 43,598.7 | 43,599.7 |
| Capital investments | 59,609.2 | 63,239.8 | 63,239.8 | 106,824.2 | 106,824.2 | 43,584.4 | 43,584.4 |
| Procuring individual fixed assets | | | | | | | |
| Intangible assets | | | | | | | |
| Investments in current assets | | 394.5 | 395.5 | 409.8 | 410.8 | 14.3 | 15.3 |
| Investments in financial assets | | | | | | | |
| Granting of long-term loans | | | | | | | |
| Cash flow from investment activity | -59,609.2 | -63,634.3 | -63,635.3 | -107,234.0 | -107,235.0 | -43,598.7 | -43,599.7 |
| FINANCIAL ACTIVITY | | | | | | | |
| Proceeds from financial activity | | | | | | | |
| Short-term loans received | | | | | | | |
| Long-term loans received | | | | | | | |
| Placement of long-term debt instruments | | | | | | | |
| Payments for financial activity | 9,012.0 | 27,419.4 | 27,419.4 | 17,265.4 | 17,265.4 | -10,154.0 | -10154.0 |
| Granting of short-term loans | | | | | | | |
| Retirement of short-term loans | | | | | | | |
| Retirement of long-term loans | 9,012.0 | 27,419.4 | 27,419.4 | 17,265.4 | 17,265.4 | -10,154.0 | -10154.0 |
| Retirement of long-term debt instruments | | | | | | | |
| Dividends paid | | | | | | | |
| Cash flow from financial activity | -9,012.0 | -27,419.4 | -27,419.4 | -17,265.4 | -17,265.4 | 10154.0 | 10154.0 |
| Free cash flow | 9,091.1 | 4462.4 | 34,078.4 | 32,662.3 | 32,662.3 | -1416.1 | -1416.1 |
| Cash at end of period | 9,195.2 | 25,282.3 | 34,078.4 | 32,662.3 | 32,662.3 | -1416.1 | -1416.1 |

26

CHAP022321

Conclusions

•	The Karakudukmunai Operating Program, Budget, and Investment Program for 2007-2008 was developed based on LOHC’s target objectives.

•	Karakudukmunai’s oil production plans are in complete accordance with the target objectives and amount to:

2007: P90, P50 — 832 thous.t;

2008: P90, P50 — 1049 thous.t

•	Under the plan, production levels will be significantly increased over those achieved during the project initiation phase.

•	35 wells will be drilled in 2007, (32 wells brought on stream).

•	As of 2006, with the introduction of the oil-loading rack, Karakudukmunai has an alternative oil sales route.

•	36 wells will be drilled in 2008 (32 wells brought on stream).

•	Implementation of the gas recovery program will be completed in 2008 (with gas sales through the Central Asia — Center 3 pipeline system).

CHAP022322

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